                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                  ------------


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934




Date of Report (Date of earliest event reported) September 21, 2000
                                                 ------------------



                     Computer Network Technology Corporation
                     ---------------------------------------
               (Exact name of registrant as specified in charter)



Minnesota                 0-139944               41-1356476
-------------------------------------------------------------------
(State or other           (Commission           (IRS Employer
jurisdiction of           File Number)          Identification No.)
incorporation)



     6000 Nathan Lane North, Plymouth, Minnesota 55442
------------------------------------------------------------
(Address of principal executive offices)            (Zip Code)



Registrant's telephone number, including area code (763) 268-6000
                                                   --------------




(Former name or former address, if changed since last report.)

 Item 5.  Other Events.

The registrant's board of directors has determined to sell or spin-off its Enterprise Integration Solutions Division in order to focus all of its resources on its storage area networking, or SAN, and other storage area networking products. The board has set January 31, 2001 as a target date for completing any sale or decision to proceed with a spin-off. As a result of this decision, the Enterprise Integration Solutions Division has been shown as discontinued operations in the registrants consolidated statement of operations, meaning the division's revenues, costs and expenses are not shown and its net income (loss) for all periods is included under the "Discontinued Operations" caption.

Accordingly:

    - Part I of this Form 8-K includes management's discussion and analysis which reflects the discontinued operations status for the Enterprise Integration Solutions Division.

    - Part II of this Form 8-K includes an updated description of the registrant's business.

    - Part III of this 8-K includes the registrant's (i) audited consolidated balance sheets as of December 31, 1998 and 1999, and related audited consolidated statement of operations, shareholders' equity and comprehensive income, and cash flows for each of the years in the three year period ended December 31, 1999 and (ii) and unaudited balance sheet as of July 31, 2000 and related unaudited consolidated statement of operations and cash flow for the six month periods ended June 30, 1999 and July 31, 2000, and unaudited statement of shareholders' equity and comprehensive income for the six months ended July 31, 2000.




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FORWARD LOOKING INFORMATION

Information contained herein and in the Exhibits hereto may contain forward looking statements that involve risks and uncertainties with respect to the fair value of assets acquired, the amount of liabilities assumed and otherwise. These forward looking statements include the words "believes," "expects," "anticipates" and similar expressions. These forward looking statements involve certain risks and uncertainties, including those related to general economic and business conditions, changes in market conditions and competitive pressures.



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
Part I - Management's Discussion and Analysis of Financial Condition and Results of Operations

OVERVIEW

     We are a leading provider of hardware and software products and related professional services in the rapidly growing storage networking market. We focus primarily on helping our clients design, develop, deploy and manage SANs. Our storage networking products represent our core business and account for a substantial majority of our revenue and profit. Our SAN products consist primarily of our UltraNet(R) and Channelink(R) families of products. We also market our established channel networking products, which enable computers to transmit data over unlimited distances.

     On January 12, 2000, we changed our fiscal year end to January 31, from December 31. References in this Form 8-K to the first half of 2000 represent the six months ended July 31, 2000. References in this Form 8-K to the first half of 1999 represent the six months ended June 30, 1999. We have not submitted financial information for the six months ended July 31, 1999 in this Form 8-K because the information is not practical or cost beneficial to prepare. We believe that the six months ended June 30, 1999 provide a meaningful comparison to the first half of fiscal 2000. There are no factors, of which we are aware, seasonal or otherwise, that would impact the comparability of information or trends, if results for the six months ended July 31, 1999 were presented in lieu of results for the six months ended June 30, 1999.

DISCONTINUED OPERATIONS -- DIVESTITURE OF ENTERPRISE INTEGRATION SOLUTIONS DIVISION

     Our discontinued operations, which we have historically referred to as our Enterprise Integration Solutions Division, develops and sells our EAI software that automates the integration of computer applications and business workflow processes, as well as our traditional server gateways and tools which enable multiple desktop computers and mainframe terminals to communicate with one another. Our board of directors has determined to sell or spin off our Enterprise Integration Solutions Division in order to focus all of our resources on our SAN and other storage networking products. The board has set January 31, 2001 as a target date for completing any sale or a decision to proceed with a spin-off. As a result of this decision, the Enterprise Integration Solutions Division is shown as a discontinued operation in our consolidated statements of operations, meaning that the division's revenues, costs and expenses are not shown and its net income (loss) for all periods are included under the "Discontinued Operations" caption. For additional information regarding the results of operations of the Enterprise Integration Solutions Division, see note 4, "Discontinued Operations" to the consolidated financial statements. Certain general and administrative, facility and information technology infrastructure costs that had previously been allocated to and reported in the operating results of the Enterprise Integration Solutions Division have been reallocated and reported in the results for continuing operations.

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

RESULTS OF CONTINUING OPERATIONS

     The following table sets forth financial data for our continuing operations for the periods indicated as a percentage of total revenue except for gross profit, which is expressed as a percentage of the related revenue.

                                             YEARS ENDED DECEMBER 31,            SIX MONTHS ENDED
                                            --------------------------    ------------------------------
                                             1997      1998      1999     JUNE 30, 1999    JULY 31, 2000
                                            ------    ------    ------    -------------    -------------
Revenue:
  Product sales...........................   70.0%     72.8%     70.8%         71.3%            71.2%
  Service fees............................   30.0      27.2      29.2          28.7             28.8
                                            -----     -----     -----         -----            -----
          Total revenue...................  100.0     100.0     100.0         100.0            100.0
                                            -----     -----     -----         -----            -----
Gross profit:
  Product sales...........................   63.8      63.4      57.0          60.9             58.7
  Service fees............................   34.9      35.2      46.1          44.2             40.9
                                            -----     -----     -----         -----            -----
          Total gross profit..............   55.1      55.7      53.8          56.1             53.6
                                            -----     -----     -----         -----            -----
Operating expenses:
  Sales and marketing.....................   34.3      31.3      27.5          28.9             24.2
  Engineering and development.............   15.4      13.8      14.6          14.8             13.8
  General and administrative..............    6.2       6.1       5.5           5.8              5.2
  Abandoned facility......................     --        --       1.1            --               --
                                            -----     -----     -----         -----            -----
          Total operating expenses........   55.9      51.2      48.7          49.5             43.2
                                            -----     -----     -----         -----            -----
Income (loss) from operations.............   (0.8)      4.5       5.1           6.6             10.4
Other income (expense), net...............    1.7        .4        .1           (.2)              .3
                                            -----     -----     -----         -----            -----
Income from continuing operations before
  income taxes............................    0.9       4.9       5.2           6.4             10.7
                                            -----     -----     -----         -----            -----
Provision for income taxes................    0.3       1.7       1.8           2.2              3.5
Income from continuing operations.........    0.6       3.2       3.4           4.2              7.2
                                            -----     -----     -----         -----            -----
Income (loss) from discontinued
  operations, net of tax..................   (3.4)      1.4        .3           3.2             (2.4)
                                            -----     -----     -----         -----            -----
Net income (loss).........................   (2.8)%     4.6%      3.7%          7.4%             4.8%
                                            =====     =====     =====         =====            =====

REVENUE

  Six Months Ended July 31, 2000 and June 30, 1999

     Revenue from products for the first half of 2000 totaled $59.0 million, an increase of 39%, when compared to the first half of 1999. SAN applications for both open systems and mainframes continued to drive our new product revenue. SAN related product revenue for the first half of 2000 totaled $37.5 million, an increase of 47%, when compared to the first half of 1999. Sales of channel extension product applications for the first half of 2000 totaled $21.6 million, an increase of 26%, when compared to the first half of 1999.

     During the fourth quarter of 1999, we introduced the first product for remote disk mirroring over IP-based networks. During the first half of 2000 we recorded $2.4 million of IP-related product revenue. Our partner relationships with STK and Compaq have also generated significant product revenue. During the first half of 2000, sales of the DXE product to STK contributed $5.3 million of product revenue, while our OEM relationship with Compaq contributed $2.1 million of product revenue.

     Service revenue for the first half of 2000 totaled $23.9 million, an increase of 39% when compared to the first half of 1999. Professional service revenue for the first half of 2000 totaled $4.1 million, an increase

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of 88%, when compared to the first half of 1999 as a result of increased demand for our new professional service offerings. Traditional maintenance services accounted for the remaining increase in revenue due to the growing installed base of customers using our networking products.

  Years Ended December 31, 1999 and 1998

     Revenue from products increased 19% in 1999 to $89.2 million compared to 1998. SAN applications for both open systems and mainframes continued to drive new product revenue during 1999. SAN product sales increased 68% in 1999 to $53.6 million compared to 1998. Channel extension product applications declined 17% in 1999 to $35.6 million compared to 1998. We anticipate that sales of channel extension products will continue to decline in the future, due to product maturation.

     Service revenue increased 31% in 1999 to $36.7 million, due to the growing installed base of customers using our products. In addition, the sale of professional services increased 203% in 1999 to $4.6 million.

  Years Ended December 31, 1998 and 1997

     Revenue from products increased 34% in 1998 to $75.0 million compared to 1997. SAN revenue for both open systems and mainframes continued to drive new product revenue in 1998. SAN product applications increased 381% in 1998 to $31.9 million from $6.6 million in 1997. Channel extension product applications declined 13% in 1998 to $43.1 million from $49.5 million in 1997.

     Service revenue increased by 17% in 1998 to $28.1 million compared to 1997, due to the growing installed base of customers using our products. In addition, the sale of professional services generated $1.5 million of new incremental revenue in 1998.

  General

     Revenue generated from the sale of products and services outside the United States for the six months ended July 31, 2000 totaled $21.7 million, a decrease of 1% when compared to the same period of 1999.

     Revenue from the sale of products and services outside the United States increased in 1999 and 1998 by $10.1 million, or 30%, and $9.9 million, or 42%, respectively, when compared to the prior year. We derived 35%, 32% and 29% of our revenue outside the United States in 1999, 1998 and 1997, respectively. The increase in revenue generated outside the United States is primarily attributable to growing customer demand for SAN-related product applications.

     No single customer accounted for more than 10% of our revenue during the first six months of fiscal 2000 or during 1999, 1998 or 1997. Revenue increases in 1999 and 1998 were attributable to increases in sales of SAN products and additional services. Price increases for our products and services did not have a significant impact on revenue in the first half of 2000, 1999 or 1998.

     During the six months ended July 31, 2000, approximately 26%, 4% and 8% of our product revenue was derived from businesses in the financial services, telecommunications and information outsourcing industries, respectively. During the year ended December 31, 1999, approximately 27%, 11% and 7% of our product revenue was derived from businesses in the financial services, telecommunications, and information outsourcing industries, respectively.

     We derive an increasingly significant portion of our revenue from sales of our storage networking products. As a result of product maturation, revenue derived from traditional channel networking declined in 1999. We expect that revenue from traditional channel networking products will continue to decline in the future as we continue to focus more of our resources on our SAN products.

     We primarily sell our storage networking products directly to end-user customers in connection with joint marketing activities with our business partners and OEMs. OEMs combine our products with their own products and sell the combined products to their customers. For a new customer, the initial sales and
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design cycle, from first contact through shipment, can vary from 90 days to 12 months or more. We expect that this cycle will continue.

     We expect continued quarter-to-quarter fluctuations in revenue in both domestic and international markets. The timing of sizable orders, because of their relative impact on total quarterly sales, may contribute to such fluctuations. The level of product sales reported by us in any given period will continue to be affected by the receipt and fulfillment of sizable new orders in both domestic and international markets.

GROSS PROFIT MARGIN

  Six Months Ended July 31, 2000 and June 30, 1999

     Gross profit margin from the sale of products for the first half of 2000 was 59%, compared to 61% for the first half of 1999. The decrease in the gross margin was due to our sale of the DXE product to STK, and the UltraNet(R) Gateway product to Compaq, both of which carry lower gross margin, but comparable operating margin, than our Channelink(R) and UltraNet(R) products sold through direct channels.

     Gross profit margin from services for the first half of 2000 was 41%, compared to 44%, for the first half of 1999. The decrease in gross margin was due to new professional services employees who have been added over the past nine months, in anticipation of future growth in professional services.

  Years Ended December 31, 1999 and 1998

     Gross profit margin from the sale of products was 57% in 1999, compared to 63% in 1998. The decrease in gross profit margin in 1999 compared to 1998 is attributable to the write-off of non-SAN-related products totaling $1.4 million. Excluding this charge, gross profit margin from the sale of products would have been 59% in 1999. The remaining decrease in gross profit margin in 1999 is due to an increase in UltraNet(R) product sales, which have a slightly lower gross margin than our traditional Channelink(R) products.

     Gross profit margin from service revenues in 1999 and 1998 was 46% and 35%, respectively. The improvement in gross profit margin in 1999 compared to 1998 is attributable to economies of scale resulting from the steadily increasing base of our customers contracting for services and new incremental revenue from professional services, which offers a higher gross margin than our traditional service business.

  Years Ended December 31, 1998 and 1997

     Gross profit margin from the sale of products was 63% in 1998, compared to 64% in 1997. This decrease in gross profit margin was due to an increase in UltraNet(R) product sales, which have a slightly lower gross margin than our traditional Channelink(R) products.

     Gross profit margin from service revenue was 35% in both 1998 and 1997.

OPERATING EXPENSES

  Six Months Ended July 31, 2000 and June 30, 1999

     Sales and marketing expense for the first half of 2000 increased by $2.8 million, or 16%, when compared to the first half of 1999. The increase in expense resulted from higher commissions and additional headcount required to generate the increase in revenue.

     Engineering and development expense for the first half of 2000 increased by $2.6 million, or 30%, when compared to the first half of 1999. The increase was primarily due to continued development of our UltraNet(R) family of products that provide customers with additional applications to satisfy their growing SAN capabilities. During the first half of 2000, we announced SAN over standard IP solutions, including SCSI and Fibre Channel over IP to strengthen our presence in the IP solutions market.

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

     General and administrative expense for the first half of 2000 increased by $842,000, or 24%, when compared to the first half of 1999. The increases were due to higher costs for wages, insurance and professional fees.

  Years Ended December 31, 1999 and 1998

     Sales and marketing expense increased in 1999 by $2.4 million, or 7%, compared to 1998. The increase in expense resulted from higher commissions and additional headcount required to generate the increase in product revenue in 1999 of 19%.

     Engineering and development expense increased in 1999 by $4.2 million, or 30%, compared to 1998. This increase was due to the continued development of our UltraNet(R) family of products that provide customers with additional applications to satisfy their growing need for SAN capabilities. Revenue related to shipments of UltraNet(R) products increased 111% to $37.5 million in 1999 from $17.7 million in 1998.

     General and administrative expense increased in 1999 by $670,000, or 11%, compared to 1998 due to increases in insurance costs and professional fees.

  Years Ended December 31, 1998 and 1997

     Sales and marketing expense increased in 1998 by $4.8 million, or 17%, compared to 1997. The increase in expense resulted from increases in headcount and sales commissions necessary to generate increased product revenue in 1998 of 34%.

     Engineering and development expense increased in 1998 by $1.9 million, or 15%, compared to 1997 due to the continued development of our UltraNet(R) family of products. Revenues related to shipments of UltraNet(R) products increased 222% to $17.7 million in 1998 compared to $5.5 million in 1997.

     General and administrative expense increased in 1998 by $1.3 million, or 26%, compared to 1997 due to increases in wages and professional fees.

SPECIAL CHARGES

  Years Ended December 31, 1999, 1998 and 1997

     During the fourth quarter of 1999, we recorded a $1.3 million charge for the future costs associated with a facility that was abandoned prior to the expiration of the lease term and a $1.4 million charge for the write-off of non-SAN related products.

OTHER

  Six Months Ended July 31, 2000 and June 30, 1999

     Other income for the first half of 2000 increased by $329,000 when compared to the first half of 1999, due to an increase in interest income resulting from higher balances of cash and marketable securities available for investment.

     We recorded a provision for income taxes for the first half of 2000 at an effective income tax rate of 33%, compared to 34%, for the first half of 1999. Fluctuations in our effective income tax rate are primarily due to the amount of nondeductible foreign losses and fluctuations in the level of benefit from our foreign sales corporation. Based on an assessment of our taxable earnings history and prospective future taxable income, we have determined it to be more likely than not that our net deferred tax asset will be realized in future periods. We may be required to provide a valuation allowance for this asset in the future if we do not generate sufficient taxable income as planned.

  Years Ended December 31, 1999, 1998 and 1997

     Interest income increased in 1999 by $351,000 and decreased in 1998 by $1.2 million due to fluctuations in the balances of cash and marketable securities available for investment.

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     Interest expense increased to $264,000 in 1999 from $79,000 and $57,000, in
1998 and 1997, respectively, due to an increase in capital lease obligations.

     We recorded a provision for income taxes in 1999 and 1998 at an effective rate of 34%, and in 1997 at an effective rate of 41%.

DISCONTINUED OPERATIONS

  Six months Ended July 31, 2000 and June 30, 1999

     Discontinued operations consisting of our Enterprise Integration Solutions Division generated a loss after income taxes of $2.0 million in the first half of 2000, compared to income after income taxes of $1.9 million in the first half of 1999. The decrease in profitability is primarily attributed to a 69% decline in revenue from sales of server gateways and tools products in the first half of 2000 to $2.1 million from $6.9 million in the first half of 1999. In addition, maintenance revenue from our traditional server gateways and tools products declined in the first half of 2000 to $1.8 million, from $2.7 million in the first half of 1999, due to a drop off in the installed base of customers using our traditional server gateways and tools products.

  Years Ended December 31, 1999 and 1998

     Discontinued operations generated income after income taxes of $329,000 in 1999 compared to income after income taxes of $1.4 million in 1998. The decrease in profitability can be attributed to a 40% decline in revenue from sales of our server gateways and tools products in 1999 to $9.7 million from $16.1 million in 1998. In addition, traditional maintenance revenue declined to $6.3 million in 1999 from $7.6 million in 1998.

  Years Ended December 31, 1998 and 1997

     Discontinued operations generated income after income taxes of $1.4 million in 1998 compared to a loss after income taxes of $2.8 million in 1997. The increase in profitability was due a 73% increase in revenue to $30.5 million in 1998 from $17.6 million in 1997, due to the acquisition of the Internet Solutions Division of Apertus in October 1997.

  Acquisitions

     On December 3, 1998, we acquired, for $2.0 million, all of the outstanding stock of IntelliFrame, a start-up software and services company that develops technology for integrating legacy systems with client/server systems and the Internet. Two employees who were former shareholders of IntelliFrame are eligible for aggregate bonus payments of up to $10.0 million through December 31, 2001 if future revenue from specified products of the Enterprise Integration Solutions Division exceed defined targets or if certain products are sold in a transaction that does not constitute a change of control. The potential bonus payments increase to a maximum of $12.0 million if we engage in certain divestitures of specified products of the division in calendar year 2000. The employees may also be entitled to bonus payments of up to an aggregate of $8.0 million (offset by bonuses previously paid) upon certain failures to market specified products of the division prior to December 31, 2001. To date, no bonus payments have been made under these agreements. We do not know if any bonus payments will become due under these agreements as a result of the divestiture of the Enterprise Integration Solutions Division, as a transaction has not yet been structured.

     On October 24, 1997, we acquired substantially all of the assets, including in-process research and development, of the Internet Solutions Divisions of Apertus, a provider of EAI and server gateways and tools. The purchase price of $16.4 million included a cash payment of $11.4 million at closing and assumption by us of $5.0 million of liabilities and related acquisition costs. The assets we acquired from IntelliFrame and Apertus are part of the Enterprise Integration Solutions Division.

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

  Options

     We have issued options for the purchase of approximately 2.8 million shares of common stock in RealLegacy.com, Inc., our wholly owned subsidiary including our EAI business, to our directors and the employees and officers of RealLegacy.com, Inc. The options have an exercise price of $2.00 per share, equal to their estimated fair market value on the date of grant, and have individually defined terms and vesting periods.

LIQUIDITY AND CAPITAL RESOURCES

     We have historically financed our operations through the public and private sale of equity securities, bank borrowings under lines of credit, capital and operating equipment leases and cash generated by operations.

     Cash, cash equivalents and marketable securities at July 31, 2000 totaled $29.6 million, an increase of $13.0 million since January 31, 2000. Operations and proceeds from the exercise of stock options provided cash for the first half of 2000 of $20.6 million and $2.2 million, respectively. Uses of cash for the first half of 2000 included the purchase of property and equipment and field support spares totaling $8.3 million.

     Cash, cash equivalents and marketable securities at December 31, 1999, totaled $26.9 million, an increase of $14.5 million over 1998. Operations and proceeds from the exercise of stock options and shares issued under the employee stock purchase plan contributed cash in 1999 of $18.8 million and $8.6 million, respectively. Uses of cash in 1999 included the purchase of property and equipment and field support spares totaling $11.0 million.

     Expenditures for capital equipment and field support spares have been, and will likely continue to be, a significant capital requirement. We believe that our current balances of cash, cash equivalents and marketable securities, when combined with anticipated cash flows from operations, will be adequate to fund our operating plans and meet our current anticipated aggregate capital requirements, at least through fiscal 2000.

     We believe that inflation has not had a material impact on our operations or liquidity to date.

MARKET RISK

     We have no derivative financial instruments in our cash and cash equivalents. We mainly invest our cash and cash equivalents in investment grade, highly liquid investments, consisting of money market instruments, bank certificates of deposits and investments in commercial paper.

     At July 31, 2000, our marketable securities include a $582,000 investment in a Standard and Poors 500 stock price index fund and a $104,000 investment in a NASDAQ 100 index tracking stock. These investments were purchased to directly offset any investment gains or losses owed to participants under our executive deferred compensation plan which has been established for selected key employees.

     We are exposed to market risks related to fluctuations in foreign exchange rates because some sales transactions, and the assets and liabilities of our foreign subsidiaries, are denominated in foreign currencies, primarily French francs, the euro and British pounds sterling. As of July 31, 2000, we have hedged a portion of our risk by purchasing forward exchange contracts for 1.2 million British pounds sterling that settle at various times through January 31, 2001.

NEW ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133), effective for us on February 1, 2001, establishes new standards for recognizing all derivatives as either assets or liabilities and measuring those instruments at fair value. Currently, we do not anticipate that SFAS No. 133 will have a material impact on our financial position or results of operations.

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

     In December 1999, the SEC staff issued SAB 101, "Revenue Recognition in Financial Statements." SAB 101 summarizes certain of the SEC staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. We are currently analyzing whether SAB 101 will have any impact on our financial statements. SAB 101 will become effective for us during the quarter ending January 31, 2001.

CHANGE IN FISCAL YEAR

     On January 12, 2000, we changed our fiscal year end to January 31, rather than December 31. Our January 2000 results were reported in our Report on Form 10-Q for the three month period ended April 30, 2000. Our summary January 2000 results are as follows: revenues $4.3 million; gross profit $1.3 million; operating expenses $5.3 million; net loss from continuing operations $2.6 million; net loss from discontinued operations $1.0 million; and net loss $3.6 million. We typically incur significant losses in the first month following the completion of a quarter because our revenue is significantly less than the average monthly revenues we generate in any quarterly or annual period.

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
Part II -- Description of Business

                                    BUSINESS

OVERVIEW

     We are a leading provider of hardware and software products and related professional services in the rapidly growing storage networking market. We focus primarily on helping our customers design, develop, deploy and manage SANs. We design, manufacture, market and support a wide range of products for critical SAN applications such as remote disk mirroring and remote tape vaulting. Revenue from our SAN products were $6.6 million, $31.9 million and $53.6 million for the years ended December 31, 1997, 1998 and 1999, respectively and $37.5 million for the six months ended July 31, 2000.

     Our storage networking products enable businesses to cost-effectively manage their increasing storage requirements, connect geographically dispersed SANs, provide continuous availability to greater amounts of data, and protect their increasing amounts of data more efficiently. Our SAN products consist primarily of our UltraNet(R) and Channelink(R) families of products. We market our SAN products directly to customers through our sales force, worldwide distributors and OEMs. Our distributors and OEM relationships include Compaq, Hewlett Packard, and StorageTek. We also have strategic marketing partnerships with leading storage industry and fibre switching companies, including Brocade, EMC, Hitachi Data Systems, IBM, Legato and SCH Technologies.

     Historically, we have operated through two vertically integrated divisions. We have and continue to market our storage networking products through our continuing operations, which we have historically referred to as our Networking Solutions Division, which represent our core business. Our continuing operations also market our established channel networking products, which enable computers to transmit data over unlimited distances. Our discontinued operations, which we have historically referred to as our Enterprise Integration Solutions Division, develops and sells our enterprise application integration, or EAI, software that automates the integration of computer software applications and business workflow processes, as well as our traditional server gateways and tools, which enable multiple desktop computers and mainframe terminals to communicate with one another.

SELECTED RECENT DEVELOPMENTS

     Divestiture of Enterprise Integration Solutions Division. Our board of directors has determined to sell or spin-off our Enterprise Integration Solutions Division in order to focus all of our resources on our SAN and other storage networking products. The board has set January 31, 2001 as a target date for completing any sale or a decision to proceed with a spin-off. Accordingly, the financial information for this division has been accounted for as discontinued operations.

     SAN applications over IP-based networks. In February 2000, we introduced the first products to allow storage networking applications, such as remote disk mirroring using EMC's SRDF software, and remote tape vaulting to be deployed over standard IP-based networks. We anticipate expanding our product offerings to support additional SAN applications from other vendors. The recent expansion of support of IP includes what we believe is the only working capability to extend Fibre Channel technology and the SCSI interface over IP-based networks.

     Strategic Alliance with Iron Mountain to Provide Storage Services. We recently entered into a strategic alliance with Iron Mountain to provide outsourced electronic tape vaulting services. Iron Mountain's Arcus Data Security Division provides tape management expertise and well-established secure off-site vaulting facilities. We will bundle our storage networking products and expertise with Iron Mountain's facilities to provide a complete outsourced remote tape vaulting service.

     Partnership with Nortel Networks. We are working with Nortel Networks to design and develop storage networking technologies using IP-based and optical networks to meet the needs of storage and application service providers.

STORAGE NETWORKING INDUSTRY BACKGROUND

  Growth in Enterprise Data

     The volume of enterprise data is increasing significantly due to the proliferation of Internet and Web-based content distribution, digital media, e-commerce, e-mail and data warehousing. Furthermore, the proliferation of the Internet has created new industries in Web hosting and data caching, which has led to an increase in the volume of enterprise data needed to be tracked and stored.

     As a result of the foregoing and other factors, International Data Corporation, or IDC, estimates that the worldwide revenue for SAN-attached disk storage systems will grow from $1.4 billion in 1999 to $10.9 billion in 2003, a compound annual growth rate of 66%. Another indication of a strong demand for our storage networking products is the growth of the Fibre Channel market. IDC estimates the revenue for Fibre Channel hubs and switches will grow from $0.4 billion in 1999 to $4.2 billion in 2003, which reflects a compound annual growth rate of 76%.

  Limitations of Traditional Storage Solutions

     The rapid escalation of the size and amount of data stored has presented organizations with significant data management challenges and increased storage related costs. As the volume of data stored, and the number of users that require access to the data continue to increase, storage systems and servers are burdened by an increased number of input/output, or I/O, transactions they must perform. However, traditional storage architecture has inherent speed, distance, capacity and performance constraints. For example, depending on the standards and protocols used, the following constraints may exist:

     - bandwidth, or the data transmission rate, is generally fixed at 15, 40 or 80 megabytes per second;

     - distance between devices is limited to 12 to 150 meters;

     - connectivity is limited to 15 storage devices;

     - the lack of data management capability in SCSI devices places the burden for management tasks on servers, thereby degrading network performance;

     - if the server to which the data storage device is connected fails, the data cannot be accessed; and

     - LAN performance can be significantly degraded while the LAN is being used for storage backup applications.

  Advent of Fibre Channel

     In response to the speed, distance, capacity and performance limitations of traditional storage architectures, the Fibre Channel interface was developed in the mid-1990s as an open standard technology specifically for high performance, data intensive environments. Fibre Channel products offer over one gigabit per second of bandwidth and enable the inter-connectivity of millions of storage devices and servers. Fibre Channel also offers distance connectivity of up to 10 kilometers, a single interface for networking and I/O applications, technology that supports a variety of traditional I/O and LAN protocols and interfaces and the ability to support simultaneous two-way communications, which effectively doubles bandwidth. The introduction of the Fibre Channel interface means that SANs are becoming a viable alternative to traditional data storage architecture.

     However, Fibre Channel-based SANs do not provide complete solutions for managing large amounts of data in a distributed environment. Consequently, solutions are required that address the following Fibre Channel limitations:

     - Distance -- Customers require products that support transfers over unlimited distances. Fibre Channel supports a maximum connection distance of 10 kilometers. Transmission across third-party telecommunications lines is not supported by Fibre Channel.

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

     - Connectivity -- Customers want their existing computing systems to communicate with one another and share data. Mainframe systems have interface channels using the ESCON or bus and tag protocols, and open systems use SCSI or LAN standards known as TCP/IP, or Transmission Control Protocol/Internet Protocol. Fibre Channel switches cannot communicate with non-Fibre Channel switches, requiring further connectivity solutions. Protocols are a set of rules for communicating between computers. Standards are specifications for hardware or software that are widely used and accepted. An interface is the connection and interaction between hardware, software and the user.

     - Application availability -- Customers need to keep applications online and running during infrastructure changes, backup, testing and unplanned outages to remain competitive in today's business economy. Fibre Channel by itself does not provide continuous application availability.

     - Bandwidth on demand -- Dedicated high capacity telecommunications lines that have traditionally been used with SANs, namely T1, T3 and ATM lines, are expensive and permit remote backup of only the most mission critical data. Customers require SAN solutions that utilize less expensive IP-based networks in order to remotely backup greater amounts of information and make greater use of SAN advantages. Fibre Channel does not provide the inherent ability to transmit data over IP-based networks.

OUR STORAGE NETWORKING SOLUTIONS

     Our storage networking products address the limitations of traditional storage architecture and Fibre Channel technology in the following ways:

     - SANs over unlimited distance -- Our products enable organizations to create secure SANs without any distance limitations. This allows the creation of SAN over WAN environments in such critical applications as remote disk mirroring and remote tape vaulting.

     - Any-to-any connectivity -- Our products are protocol independent -- they can connect devices that use Fibre Channel, SCSI, ESCON, and bus and tag protocols. These devices can be connected and extended over telecommunications links including T1/E1, T3/E3 and ATM, or WAN protocols like IP, Fibre Channel and fiber optics. We believe our products connect with substantially all storage vendors.

     - Infrastructure options -- Our products enable the use of IP, ATM, Fibre Channel and fiber optics for expanded use of a SAN infrastructure. This supports the growing amounts of storage created by applications like e-commerce and increases due to user demands to access applications in a continuous mode.

     - IP-based networking solutions -- We enable remote disk mirroring using EMC's SRDF software and tape vaulting over standard IP-based networks. Our solutions allow our customers to capitalize on inexpensive bandwidth on demand capabilities of IP-based networks and use under-utilized, existing IP bandwidth, especially at low traffic times of the day, and rely on existing IP network knowledge. We anticipate expanding SAN application support with products from other vendors.

     Our SAN solutions are used for immediate, or real-time, backup and recovery, and support a technology known as remote disk mirroring. Disk mirroring avoids the serious threat to businesses posed by the loss of data between data system backups by simultaneously creating up-to-the-minute images of business-critical data on multiple backup storage disks. Our remote disk mirroring technology permits the backups to be transmitted to a geographically separated location, thereby reducing the risk of natural and site-wide disasters. This technique also permits rapid recovery of data when needed, as it is not necessary to reload tapes.

     We also enhance continuous business operations. Traditional LAN-based storage management requires manual handling and transportation of storage to an off-site location. While this ensures a physically-separated copy of valuable corporate data, it requires additional time and expense for handling and transportation. In addition, finding the right tape in a timely manner can be difficult. By bridging the SAN over the WAN, backups can be instantly made to remote locations on disk media, including by disk

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

mirroring, or on tape, known as electronic tape vaulting. The benefit is secure archiving and timely retrieval of the correct business-critical data.

OUR STORAGE NETWORKING STRATEGY

     We intend to build upon our position as a leading provider of storage networking solutions. Key elements of this strategy are as follows:

  Extend SAN Leadership

     We intend to extend our SAN leadership by continuing to broaden our product and service offerings and by expanding our SAN solutions into new markets. An example of this strategy is our recent introduction of Fibre Channel over ATM WANs. We intend to build market share by continuing to focus on areas which make storage networks more useful and accessible, such as SAN over WAN applications, any-to-any connectivity, and IP-based network solutions. To achieve leadership, we intend to capitalize on the remote disk mirroring and remote tape vaulting capabilities of our products.

  Expand IP-Based Network Solutions

     Currently, our IP-based network solutions enable remote disk mirroring, in conjunction with EMC's SRDF software products, and remote tape vaulting over IP-based networks. We are currently developing solutions which will operate in conjunction with SAN applications of other storage networking vendors.

  Partner with Storage Networking Industry Leaders

     We have established relationships with leaders in the storage networking market, including storage vendors, storage management software providers and Fibre Channel switch manufacturers. Our strategic partners include companies such as Brocade, Compaq, EMC, Hewlett Packard, Hitachi Data Systems, IBM, Legato, Nortel, SCH Technologies and StorageTek. We intend to strengthen our relationships with existing strategic partners and develop relationships with new strategic partners that offer complementary products and services. We believe that current and future strategic relationships will facilitate the integration of our products with our strategic partners, thereby increasing our market share and reducing the length of our sales cycle.

  Focus on Professional Services

     Our professional services help customers evaluate, analyze, design, install and manage storage networks. We believe this value-added professional service assists customers in designing SANs, integrating SAN components and implementing SANs better than they could on their own. Our integration services eliminate the complexity of implementing a SAN that is scalable and compatible with customer resources. These services bolster sales of our products and allow us to generate high margin revenues.

  Explore Additional Outsourcing Services

     We offer outsourced storage networking services that complement our current storage networking products. Our data migration service helps our customers migrate large amounts of data from one data center or storage facility to another during consolidation or expansion of data centers. This is a turnkey service including personnel, equipment, software and support. We intend to provide an outsourced electronic tape vaulting service in conjunction with Iron Mountain. We anticipate adding other outsourced services that help drive demand for our storage networking products.

OUR STORAGE NETWORKING PRODUCTS

     Our storage networking products include the UltraNet(R) family of storage products, and our channel networking product known as Channelink(R).

     UltraNet(R) Storage Director is a high performance switching product that operates at the center of the SAN. It enables SANs to establish a direct connection between storage elements and servers and share data among diverse servers and storage systems, and networks that are local and geographically dispersed. The switch provides connectivity among SCSI, ESCON, Fibre Channel and WANs. Two sizes are offered -- with 6 or 12 expansion slots.

     UltraNet(R) Storage Gateway provides much of the same functionality and performance of the UltraNet(R) Storage Director at a lower entry price. The product is targeted at small SAN applications.

     UltraNet(R) Fibre Channel Switch enhances our ability to provide open systems solutions for Fibre Channel only configurations as well as mixed environments. Mixed environments can include SCSI server and storage systems that require access to Fibre Channel solutions. Brocade manufactures this switch and we resell it alone or with our SAN system solutions. This switch is available in 8 and 16 expansion slot models.

     UltraNet(R) Wave Optimizer and UltraNet(R) Wave Multiplexer increase the bandwidth available from fiber optic lines by carrying multiple signals over a single cable using different wave lengths (colors of light) or time slots. Pandatel manufactures these DWDM, or dense wave division multiplexing, and TDM, or time dimension multiplexing products.

     Channelink(R) offers connectivity over unlimited distances and is used for remote disk mirroring and remote tape vaulting in environments using older protocols.

OUR STORAGE NETWORKING PARTNERS

     Offering customers effective storage networking solutions requires integrating diverse components, including disk and tape storage devices, storage management software, network management products and Fibre Channel products. The optimal package of goods and services allows a customer to reduce storage management costs by consolidating data centers and centralizing data management. We work with our business partners to provide customers with those benefits. Our storage networking alliances include those with key storage vendors, storage management software providers and manufacturers of Fibre Channel and optical networking products. We market our SAN products directly and through worldwide distributors and OEMs, including Compaq, Hewlett Packard and StorageTek. We also have strategic marketing partnerships with leading storage industry and fibre switching companies, including Brocade, EMC, Hewlett Packard, Hitachi Data Systems, IBM, Legato and SCH Technologies. Benefits of our alliances include:

     - The working relationship provides us with visibility regarding market trends and technology requirements and allows us to contact customers earlier in the sales cycle and ascertain their needs.

     - Sales of storage systems for disk mirroring provides a ready market for our remote disk mirroring applications.

     - A platform to demonstrate our interoperability with various platforms and integrate heterogeneous components allowing us to gain preferred provider status with key vendors.

     - The resulting customer base provides us with strong reference accounts to further increase market penetration.

  EMC

     We have established a relationship with EMC for remote disk mirroring applications. This existing relationship was recently enhanced by an agreement to provide an exclusive package of remote disk mirroring hardware, software and implementation service. We are offering an exclusive package of our hardware, software and implementation services to EMC's customers. Together with EMC, we offer complementary professional services and linked customer support organizations. We work with EMC to provide our mutual customers with timely, effective service. For the six months ended July 31, 2000, sales of our storage networking products to customers using EMC's disk mirroring systems accounted for 26% of our total product revenue. In the year ended December 31, 1999, sales of our storage networking products to customers using EMC's disk mirroring systems accounted for 35% of our total product revenue. We also market our remote disk mirroring applications with other vendors, including Hitachi Data Systems and IBM.

  IBM

     IBM is one of our oldest strategic partners. We coordinate local market activities with IBM, provide mutual assistance and prepare combined proposals. We also partner with IBM to provide customers with outsourced disaster avoidance and recovery capability and remote disk mirroring applications.

  StorageTek

     In November 1999, we entered into a three-year agreement with StorageTek under which it resells our SAN over WAN products. In addition, we purchased StorageTek's DXE/RDE product line for $2.5 million in cash and assumed ongoing manufacturing and engineering responsibilities for this product line. This acquisition will provide us with access to StorageTek's large installed base of customers for cross-selling our SAN products. We plan to discontinue the DXE/RDE product line in March 2001, and transition the customer base to our UltraNet(R) and Channelink(R) products. We have certified StorageTek's tape drives with our UltraNet(R) product and work closely with them to ensure interoperability.

  Compaq

     Compaq has entered into a multi-million dollar commitment to resell our SAN products. Compaq is packaging our Fibre Channel-based SAN over WAN solutions with their product offerings. Our UltraNet(R) Open Systems Gateway product supports Compaq's StorageWorks Data Replication Manager over long distances. The relationship with Compaq is significant because we believe Compaq is the largest provider of storage today.

  Brocade

     Our UltraNet(R) Fibre Channel Switch, which is manufactured by Brocade, became generally available in June 1999. We believe the combination of our UltraNet(R) storage networking solutions and UltraNet(R) family of Fibre Channel switches offers customers an attractive architecture for developing SAN solutions. The industry expects complete interoperability for Fibre Channel devices, and we believe our SAN solutions are a step in that direction.

OTHER STORAGE NETWORKING PRODUCTS

     We also offer channel extension products, which are certified for use with over 250 different devices. These products offer connectivity over unlimited distances, free of limitations imposed by traditional standards and protocols. These products are used for the following applications:

     - Data Center Consolidation -- The consolidation of data centers in different locations to one location; often useful after mergers or acquisitions.

     - Remote Printing/Imaging -- High-speed digital printing or imaging at remote locations.

     - Data Center Load Balancing -- Operating two or more data centers from one site. The application is transparent to the systems and servers that are interconnected as well as to data users, meaning users do not know that the data is not located centrally.

     Under our agreement with StorageTek, we have also assumed ongoing manufacturing and continuing engineering responsibility for StorageTek's DXE/RDE product line. This product line is used for similar applications as our Channelink(R) product line and substantially all sales of such products are to StorageTek. We plan to discontinue the DXE/RDE product line in March 2001 and transition the customer base to our UltraNet(R) and Channelink(R) products.

PROFESSIONAL SERVICES

  SAN Assessment Services

     Our SAN assessment analyzes a company's storage needs, determines a SAN solution to meet those needs, and assists in development of a business case to justify the SAN solution. With a SAN assessment, we assist our customers in making their existing networks more flexible and easier to manage. This thorough assessment assists information technology managers and corporate executives responsible for planning and funding computer resources in making sound data management and storage decisions.

     Our reliable, repeatable SAN assessment process includes the following phases. These phases are designed for efficient evaluation and recommendation of an appropriate SAN infrastructure for storage.

     - SAN audit -- the audit contains a summary of business needs and an inventory of a customer's network components and a storage capability.

     - SAN analysis -- the analysis includes a profile of a customer's current environment compared to its competitors, capacity planning, and a projection of a customer's future needs.

     - SAN recommendation -- this phase develops a detailed summary report containing one to three recommended SAN solutions.

  SAN Integration Services

     Our professional services help companies implement storage networking solutions. Implementation includes project planning, designing and documenting a detailed network, installing SAN components, integrating SAN components, and testing the functionality of the implemented SAN solution. Our storage networking products are at the heart of our SAN implementations, and our long-standing partnerships with well-known and successful storage equipment and software manufacturers place us at the forefront of SAN technology.

PRODUCT SUPPORT

     We offer standard maintenance contracts for our storage networking products. The contracts generally have a one-year term and provide for advance payment. Customers are offered a variety of contracts to choose from to suit their particular needs. For instance, current options allow a customer to choose support seven days a week, 24 hours per day, or five days per week, 11 hours a day. Other options offer the customer the choice to select air shipment or replacement parts, with the part being installed by the customer's staff, or on site support with spare parts and service being provided by a local parts distributor.

SALES AND MARKETING

     We market our storage networking products in the United States through a direct sales force. We have established representative offices in Canada, the United Kingdom, France, Germany, Australia, Hong Kong, Japan, The Netherlands, Brazil and Mexico. We also market the products in the United States and throughout the world through OEMs, systems integrators and dependent distributors.

     We maintain our own marketing staff and direct sales force. On July 31, 2000, we had approximately 200 persons in our marketing and sales organization for continuing operations.

CUSTOMERS

     Our customers include:

FINANCIAL SERVICES                 TELECOMMUNICATIONS                 INFORMATION OUTSOURCING
American Express                   AT&T Technologies                  Comdisco Disaster Recovery Services
Bank of America                    British Telecom                    Computer Sciences Company Ltd
Barclays                           Sprint                             Electronic Data Systems
Chase                              Worldcom                           IBM Global Services
Citibank                                                              Integrated Systems Solutions Corp.
Merrill Lynch
Rabo Bank

RESEARCH AND DEVELOPMENT

     The markets in which we operate are characterized by rapidly changing technology, new standards and changing customer requirements. Our long term success in these markets depends upon our continuing ability to develop advanced network hardware and software technologies.

     To meet the future demands of our customers, we expect to:

     - increase the compatibility of our products with the products made by others;

     - emphasize the flexible and modular architecture of our products to permit the introduction of new and improved products within existing systems;

     - continue to focus on providing sophisticated diagnostic support tools to help deliver high network availability and, in the event of failure, rapid return to service; and

     - develop new products based on customer feedback and market trends.

     Research and development expenses were equal to 14% of our total revenue during the six months ended July 31, 2000, compared to 15%, 14% and 15% of total revenue in 1997, 1998 and 1999, respectively. We intend to continue to apply a significant portion of resources to product enhancements and new product development for the foreseeable future. We cannot assure you that our research and development activities will be successful.

MANUFACTURING AND SUPPLIERS

     In-house manufacturing activities for our products primarily involve quality assurance testing of subassemblies and final system assembly, integration and quality assurance testing. We became ISO 9001 certified in 1999 and have been ISO 9002 certified since 1993.

     We manufacture our products based on forecasted orders. Forecasting orders is difficult as most shipments occur at the end of each quarter. Our customers generally place orders for immediate delivery, not in advance of need. Customers may generally cancel or reschedule orders without penalties. Accordingly, we believe that backlog is generally not meaningful for purposes of predicting our revenue for any fiscal period.

     Some of our products, including Fibre Channel switches, time division multiplexers and wave division multiplexers, are manufactured by OEMs for sale by us. We manufacture our other products from subassemblies, parts and components, such as integrated circuits, printed circuit boards, power supplies and metal parts, each manufactured by others. Some items manufactured by suppliers are made to our specific design criteria.

     At December 31, 1999, we held $1.7 million of inventory for parts that our vendors no longer manufacture. Products in which those parts are included accounted for approximately $80.9 million of sales in 1999. We expect that this inventory will be used in the ordinary course of our business over the next six years. Relevant parts will have to be redesigned after the inventory is used.

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

     We believe that we currently have adequate supply channels. Components and subassemblies used in our products and systems are generally available from a number of different suppliers. However, certain OEM products, such as Fibre Channel switches, time division multiplexers and wave division multiplexers, and key components in our other products are purchased from a limited number of sources. We do not anticipate any difficulty in obtaining an adequate supply of purchased OEM products and required components. An interruption in our existing supplier relationships or delays by some suppliers, however, could result in production delays and harm our results of operations.

COMPETITION

     Our products are sold in markets where other market participants have significantly greater revenues and internationally known brand names. Many of those market participants do not currently sell products similar to ours. However, such market participants may do so in the future, and new products we develop may compete with products sold by well-known market participants. Our competitors in channel networking and SAN include storage system vendors and others including Crossroads, Gadzoox, InRange, McData, Network Systems, QLogic, StorageTek and Vixel. In addition, Cisco Systems recently acquired a company which is developing IP-based network solutions which may have functionality similar to our product offerings.

     The markets in which we operate are characterized by rapidly changing technology and evolving industry standards, resulting in rapid product obsolescence and frequent product and feature introductions and improvements. We compete with several companies that have greater engineering and development resources, marketing resources, financial resources, manufacturing capability, customer support resources and name recognition. As a result, our competitors may have greater credibility with existing and potential customers. They also may be able to adopt more aggressive pricing policies and devote greater resources to the development, promotion and sale of their products than we can to ours, which would allow them to respond more quickly than we can to new or emerging technologies and changes in customer requirements. These competitive pressures may materially harm our business.

     The competitive environments of markets in which our storage networking products are sold are not yet fully developed. Accordingly, we are not in a position to prepare long range plans in response to unknown competitive pressures. As these markets grow, we anticipate other companies will enter with competing products. In addition, customers and business partners could possibly develop and introduce competing products. We anticipate the markets will be highly competitive.

     The declining sales of channel networking products present unique competitive pressures. We anticipate pricing pressures may increase in these markets. Consolidation of competing vendors of these products could also have negative consequences.

     The principal competitive factors affecting our products include customer service, flexibility, price, performance, reliability, ease of use and functionality. In many situations, the potential customer has an installed base of a competitor's products, which can be difficult to dislodge. IBM, Microsoft and others can significantly influence customers and control technology in our markets.

INTELLECTUAL PROPERTY RIGHTS

     We rely on a combination of trade secret, copyright, patent and trademark laws, nondisclosure agreements and technical measures to establish and protect our intellectual property rights. That protection may not preclude competitors from developing products with features similar to our products.

     We currently own three patents and have eight patent applications filed or in the process of being filed in the United States with respect to our continuing operations. Our pending patent applications, however, may not be issued. We have not applied for patent protection in any foreign countries. Not all of our unique products are patented. Our issued patents may not adequately protect our technology from infringement or prevent others from claiming that our technology infringes that of third parties. Failure to protect our intellectual property could materially harm our business. We believe that patent and copyright protection are less significant to our competitive position because of the rapid pace of technological change in the markets in which our products are sold and because of the effectiveness and quality of our support services, the knowledge, experience and ability of our employees and the frequency of our enhancements.

     We rely upon a patent license agreement to manufacture our Channelink(R) and UltraNet(R) products that use ESCON. This license was recently renewed and expires on December 31, 2004.

     We have from time to time received, and may in the future receive, communications from third parties asserting that our products infringe on their patents. We believe that we possess or license all required proprietary rights to the technology involved in our products and that our products, trademarks and other intellectual property rights do not infringe upon the proprietary rights of others. However, there can be no assurance that others will not claim a proprietary interest in all or a part of the technology we use or assert claims of infringement. Any such claim, regardless of its merits, could involve us in costly litigation and materially harm our business.

     The existence of a large number of patents in the markets in which our products are sold, the rapid rate of issuance of new patents and short product development cycles means it is not economically practical to determine in advance whether a product infringes patent rights of others. We believe that, based upon industry practice, any necessary license or rights under such patents may be obtained on terms that would not materially harm our consolidated financial position or results of operations. However, there can be no assurance in this regard.

EMPLOYEES

     As of July 31, 2000, we had 745 full-time employees for both divisions. On that date, 137 full-time employees provided services to both divisions and are members of our administrative and manufacturing departments. On that date, our continuing operations had 486 employees in addition to those who provide services to both divisions. We consider our ability to attract and retain qualified employees and to motivate such employees to be essential to our future success. Competition for highly skilled personnel is particularly intense in the computer and data communications industry, and we cannot assure that we will continue to attract and retain qualified employees.

LEGAL PROCEEDINGS

     We are currently not a party to any legal proceedings that could materially harm our business.

FACILITIES AND PROPERTIES

     Our principal administrative, manufacturing, engineering and development functions are located in leased facilities in the Minneapolis, Minnesota suburb of Plymouth. We lease space for our continuing operations in Atlanta, Georgia for development of certain products. In addition, we lease office space in England, France, Germany, Australia, Japan, The Netherlands, Brazil and Mexico. We also lease space for sales offices for our direct sales staff and systems consultants in a number of locations throughout the United States and Canada. We believe our facilities are adequate to meet our current needs. In August 2000, we terminated a lease on surplus space in a Minneapolis suburb in exchange for a cash payment which will be made to the landlord in the amount of $547,000 when certain conditions have been met. The payment has been accrued on the July 31, 2000 balance sheet.

DISCONTINUED OPERATIONS -- ENTERPRISE INTEGRATION SOLUTIONS DIVISION

     Our board of directors has determined to sell or spin-off our Enterprise Integration Solutions Division in order to focus all of our resources on our SAN and other storage networking products. The board of directors has set
January 31, 2001 as a target date for completing any sale or a decision to proceed with a spin-off. Accordingly, the financial information for this division has been accounted for as discontinued operations.

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

OUR ENTERPRISE INTEGRATION SOLUTION

     Our EAI solutions help organizations integrate legacy applications with powerful new business applications that improve customer productivity and customer satisfaction. Our EAI solutions preserve our customers' investment in their computer systems, allow enterprise-wide real-time access to data, are flexible and highly scalable. In addition to integrating existing systems, our EAI solutions are particularly suited for developing new applications, such as:

     - CRM applications -- CRM applications facilitate integration of information collected in different areas of a company that affect customer relations. CRM applications can instantly pull together customer information from multiple databases.

     - E-commerce applications -- Customer data integrated from a variety of legacy environments can enhance a company's ability to interact with suppliers and partners, sell products and provide customer service over the Internet. Our solutions filter legacy data, translate and format it so that it can be used with Sun Microsystem's NetDynamics and Lotus' Domino products and other Internet tools to build effective Internet-based sales and service applications in less time.

     Further, InVista(TM), a technology we acquired as part of our acquisition of IntelliFrame, includes new tools that provide business logic, rules and process workflow management for improved development and deployment of large e-commerce and CRM applications. With InVista(TM), our EAI solution is able to do more than just display information -- it is able to suggest alternative courses of action. For instance, InVista(TM) can recommend whether a customer should use funds in an account to pay a credit card bill, or transfer funds to a more favorable interest bearing account. A beta version of our InVista(TM) product became available during the second quarter of 2000. The product will be sold both on a standalone basis and with Enterprise/Access.

     Our EAI products are marketed through a direct sales staff and through our business partner program. An alliance with Siebel provides a comprehensive solution to established call centers and for sales force applications. Alliances with Cap Gemini, Deloitte Consulting and PricewaterhouseCoopers provide a platform for each business partner to introduce our EAI products to customers by trained specialists.

OUR ENTERPRISE INTEGRATION SOLUTIONS PRODUCTS

     Enterprise/Access is a development tool that permits legacy applications to be linked real-time with new business applications. The product is used with our InVista(TM) offering. Enterprise/Access uses a "zero coding" approach, i.e., it captures application screens, analyzes the interaction between the legacy system and the user, builds a model of the legacy application, and establishes all of the necessary data paths, transformations and logic for integrating the legacy application with the new front-end application. As a result of "zero coding," Enterprise/Access provides one of the fastest ways to e-commerce by enabling the easy reuse of existing legacy application programs. Key features of Enterprise/Access include:

     - no changes to our customers' existing applications software environment;

     - a graphical user interface, which promotes rapid implementation;

     - three-tier architecture for mainframe, server and client workstations, which enhance scalability and transparency; and

     - centralized management to administer, monitor and troubleshoot large-scale deployments.

     Enterprise/Connect uses TCP/IP to connect existing systems to open systems and to implement solutions for connecting mainframes to the Internet. This product is a complete package of applications providing mainframe connectivity via standard Web browsers, which are the standard interface on Internet applications. The browsers, based on the Java programming language, function as the universal window for access to mainframe terminal, file transfer and print services. We may divest our server gateways and tools assets, including Enterprise/Connect, in a transaction separate from the divestiture of our other EAI assets.

Part III - Financial Statements

                    COMPUTER NETWORK TECHNOLOGY CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

Independent Auditors' Report................................   24
Consolidated Balance Sheets as of December 31, 1998 and
  1999, and July 31, 2000 (unaudited).......................   25
Consolidated Statements of Operations for the years ended
  December 31, 1997, 1998 and 1999 and the six months ended
  June 30, 1999 (unaudited) and July 31, 2000 (unaudited)...   26
Consolidated Statements of Shareholders' Equity and
  Comprehensive Income for the years ended December 31,
  1997, 1998 and 1999, the one month transition period ended
  January 31, 2000 (unaudited) and the six months ended July
  31, 2000 (unaudited)......................................   27
Consolidated Statements of Cash Flows for the years ended
  December 31, 1997, 1998 and 1999 and the six months ended
  June 30, 1999 (unaudited) and July 31, 2000
  (unaudited)...............................................   28
Notes to Consolidated Financial Statements..................   29

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Computer Network Technology Corporation:

     We have audited the accompanying consolidated balance sheets of Computer Network Technology Corporation and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Computer Network Technology Corporation and subsidiaries as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.

                                          KPMG LLP

Minneapolis, Minnesota
January 21, 2000, except as to the
effect of matters discussed in note
4, which is as of September 12,
2000.

                    COMPUTER NETWORK TECHNOLOGY CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  DECEMBER 31
                                                               ------------------    JULY 31,
                                                                1998       1999        2000
                                                               -------   --------   -----------
                                                                                    (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................   $11,786   $ 16,184    $ 18,191
  Marketable securities.....................................       576     10,711      11,389
  Receivables, net..........................................    23,678     29,517      33,977
  Inventories...............................................    17,914     14,425      18,389
  Net current assets of discontinued operations.............     3,555      5,089       1,910
  Deferred tax asset........................................     2,328      3,415       3,415
  Other current assets......................................       972      1,776       2,656
                                                               -------   --------    --------
         Total current assets...............................    60,809     81,117      89,927
                                                               -------   --------    --------
Property and equipment, net.................................    14,815     17,529      23,001
Field support spares, net...................................     3,310      3,879       3,939
Deferred tax asset..........................................     1,221      2,070       2,070
Goodwill and other intangibles, net.........................     1,948      1,222       1,015
Net non-current assets of discontinued operations...........     5,298      4,645       3,659
Other assets................................................       195        192         787
                                                               -------   --------    --------
                                                               $87,596   $110,654    $124,398
                                                               =======   ========    ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................   $ 7,136   $ 11,408    $ 11,474
  Accrued liabilities.......................................    12,100     10,010      15,817
  Deferred revenue..........................................     5,660      8,296      12,573
  Current installments of obligations under capital lease...       326        688       1,279
                                                               -------   --------    --------
         Total current liabilities..........................    25,222     30,402      41,143
                                                               -------   --------    --------
Obligations under capital lease, less current
  installments..............................................     1,816      1,780       2,366
                                                               -------   --------    --------
         Total liabilities..................................    27,038     32,182      43,509
                                                               -------   --------    --------
Shareholders' equity:
  Undesignated preferred stock, authorized 965 shares; none
    issued and outstanding..................................        --         --          --
  Series A Junior Participating Preferred Stock, authorized
    35 shares; none issued and outstanding..................        --         --          --
  Common stock, $.01 par value; authorized 100,000 shares;
    issued and outstanding 22,254 at December 31, 1998,
    23,792 at December 31, 1999 and 24,151 at July 31,
    2000....................................................       223        238         242
  Additional paid-in capital................................    54,921     68,927      71,554
  Unearned compensation.....................................      (355)      (838)       (924)
  Retained earnings.........................................     6,141     10,796      11,054
  Accumulated other comprehensive income-foreign currency
    translation adjustment..................................      (372)      (651)     (1,037)
                                                               -------   --------    --------
         Total shareholders' equity.........................    60,558     78,472      80,889
                                                               -------   --------    --------
                                                               $87,596   $110,654    $124,398
                                                               =======   ========    ========

          See accompanying notes to consolidated financial statements

                    COMPUTER NETWORK TECHNOLOGY CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                      SIX MONTHS ENDED
                                                     YEARS ENDED DECEMBER 31        --------------------
                                                 -------------------------------    JUNE 30,    JULY 31,
                                                  1997        1998        1999        1999        2000
                                                 -------    --------    --------    --------    --------
                                                                                        (UNAUDITED)
REVENUE:
  Product sales..............................    $56,127    $ 74,969    $ 89,248    $42,588     $59,040
  Service fees...............................     24,068      28,052      36,741     17,149      23,908
                                                 -------    --------    --------    -------     -------
          Total revenue......................     80,195     103,021     125,989     59,737      82,948
                                                 -------    --------    --------    -------     -------
COST OF REVENUE:
  Cost of product sales......................     20,344      27,441      38,411     16,661      24,407
  Cost of service fees.......................     15,658      18,175      19,798      9,567      14,118
                                                 -------    --------    --------    -------     -------
          Total cost of revenue..............     36,002      45,616      58,209     26,228      38,525
                                                 -------    --------    --------    -------     -------
GROSS PROFIT.................................     44,193      57,405      67,780     33,509      44,423
                                                 -------    --------    --------    -------     -------
OPERATING EXPENSES:
  Sales and marketing........................     27,504      32,255      34,626     17,238      20,051
  Engineering and development................     12,384      14,236      18,456      8,838      11,475
  General and administrative.................      4,944       6,252       6,922      3,467       4,309
  Abandoned facility.........................         --          --       1,331         --          --
                                                 -------    --------    --------    -------     -------
          Total operating expenses...........     44,832      52,743      61,335     29,543      35,835
                                                 -------    --------    --------    -------     -------
INCOME (LOSS) FROM OPERATIONS................       (639)      4,662       6,445      3,966       8,588
                                                 -------    --------    --------    -------     -------
OTHER INCOME (EXPENSE):
  Interest income............................      1,553         393         744        226         667
  Interest expense...........................        (57)        (79)       (264)      (102)       (175)
  Other, net.................................        (96)        113        (370)      (232)       (271)
                                                 -------    --------    --------    -------     -------
          Other income (expense), net........      1,400         427         110       (108)        221
                                                 -------    --------    --------    -------     -------
Income from continuing operations before
  income taxes...............................        761       5,089       6,555      3,858       8,809
Provision for income taxes...................        312       1,730       2,229      1,312       2,907
                                                 -------    --------    --------    -------     -------
Income from continuing operations............        449       3,359       4,326      2,546       5,902
                                                 -------    --------    --------    -------     -------
Income (loss) from discontinued operations,
  net of tax.................................     (2,763)      1,370         329      1,937      (2,019)
                                                 -------    --------    --------    -------     -------
NET INCOME (LOSS)............................    $(2,314)   $  4,729    $  4,655    $ 4,483     $ 3,883
                                                 =======    ========    ========    =======     =======
BASIC INCOME (LOSS) PER SHARE:
  Continuing operations......................    $   .02    $    .15    $    .19    $   .11     $   .25
                                                 =======    ========    ========    =======     =======
  Discontinued operations....................    $  (.12)   $    .06    $    .01    $   .09     $  (.08)
                                                 =======    ========    ========    =======     =======
  Net income (loss)..........................    $  (.10)   $    .21    $    .20    $   .20     $   .16
                                                 =======    ========    ========    =======     =======
  Shares.....................................     22,702      22,095      23,137     22,773      24,020
                                                 =======    ========    ========    =======     =======
DILUTED INCOME (LOSS) PER SHARE:
  Continuing operations......................    $   .02    $    .15    $    .17    $   .10     $   .23
                                                 =======    ========    ========    =======     =======
  Discontinued operations....................    $  (.12)   $    .06    $    .01    $   .08     $  (.08)
                                                 =======    ========    ========    =======     =======
  Net income (loss)..........................    $  (.10)   $    .21    $    .18    $   .17     $   .15
                                                 =======    ========    ========    =======     =======
  Shares.....................................     22,702      22,572      25,818     25,649      26,152
                                                 =======    ========    ========    =======     =======

          See accompanying notes to consolidated financial statements

                    COMPUTER NETWORK TECHNOLOGY CORPORATION

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                            AND COMPREHENSIVE INCOME
                                 (IN THOUSANDS)

                                                                                                           ACCUMULATED
                                                  COMMON STOCK     ADDITIONAL                                 OTHER
                                                ----------------    PAID-IN       UNEARNED     RETAINED   COMPREHENSIVE
                                                SHARES    AMOUNT    CAPITAL     COMPENSATION   EARNINGS      INCOME        TOTAL
                                                -------   ------   ----------   ------------   --------   -------------   -------
Balance, December 31, 1996....................   23,408    $234     $60,372       $    --      $ 3,726       $  (171)     $64,161
                                                -------    ----     -------       -------      -------       -------      -------
Shares issued pursuant to the employee stock
 purchase plan, restricted stock plan and
 exercise of stock options....................      192       2         741           (42)          --            --          701
Repurchase of common stock....................   (1,405)    (14)     (6,674)           --           --            --       (6,688)
Compensation expense..........................       --      --          --             7           --            --            7
Comprehensive loss:
 Net loss.....................................       --      --          --            --       (2,314)           --       (2,314)
 Translation adjustment, net of tax effect of
   $0.........................................       --      --          --            --           --          (260)        (260)
                                                                                                                          -------
Total comprehensive loss......................       --      --          --            --           --            --       (2,574)
                                                -------    ----     -------       -------      -------       -------      -------
Balance, December 31, 1997....................   22,195    $222     $54,439       $   (35)     $ 1,412       $  (431)     $55,607
                                                -------    ----     -------       -------      -------       -------      -------
Shares issued pursuant to the employee stock
 purchase plan, restricted stock plan and
 exercise of stock options....................      454       5       2,041          (401)          --            --        1,645
Tax benefits from employee stock
 transactions.................................       --      --         195            --           --            --          195
Repurchase of common stock....................     (395)     (4)     (1,754)           --           --            --       (1,758)
Compensation expense..........................       --      --          --            81           --            --           81
Comprehensive income:
 Net income...................................       --      --          --            --        4,729            --        4,729
 Translation adjustment, net of tax effect of
   $0.........................................       --      --          --            --           --            59           59
                                                                                                                          -------
Total comprehensive income....................       --      --          --            --           --            --        4,788
                                                -------    ----     -------       -------      -------       -------      -------
Balance, December 31, 1998....................   22,254    $223     $54,921       $  (355)     $ 6,141       $  (372)     $60,558
                                                -------    ----     -------       -------      -------       -------      -------
Shares issued pursuant to the employee stock
 purchase plan, restricted stock plan and
 exercise of stock options....................    1,538      15       9,354          (799)          --            --        8,570
Tax benefits from employee stock
 transactions.................................       --      --       4,652            --           --            --        4,652
Compensation expense..........................       --      --          --           316           --            --          316
Comprehensive income:
 Net income...................................       --      --          --            --        4,655            --        4,655
 Translation adjustment, net of tax effect of
   $0.........................................       --      --          --            --           --          (279)        (279)
                                                                                                                          -------
Total comprehensive income....................       --      --          --            --           --            --        4,376
                                                -------    ----     -------       -------      -------       -------      -------
Balance, December 31, 1999....................   23,792    $238     $68,927       $  (838)     $10,796       $  (651)     $78,472
                                                -------    ----     -------       -------      -------       -------      -------
(unaudited)
Shares issued pursuant to the employee stock
 purchase plan, restricted stock plan and
 exercise of stock options....................       33      --         507          (341)          --            --          166
Tax benefits from employee stock
 transactions.................................       --      --          --            --           --            --           --
Compensation expense..........................       --      --          --            49           --            --           49
Comprehensive income:
 Net loss.....................................       --      --          --            --       (3,625)           --       (3,625)
 Translation adjustment, net of tax effect of
   $0.........................................       --      --          --            --           --            49           49
                                                                                                                          -------
Total comprehensive loss......................       --      --          --            --           --            --       (3,576)
                                                -------    ----     -------       -------      -------       -------      -------
Balance, January 31, 2000.....................   23,825    $238     $69,434       $(1,130)     $ 7,171       $  (602)     $75,111
                                                -------    ----     -------       -------      -------       -------      -------
(unaudited)
Shares issued pursuant to the employee stock
 purchase plan, restricted stock plan and
 exercise of stock options....................      326       4       2,120           111           --            --        2,235
Tax benefits from employee stock
 transactions.................................       --      --          --            --           --            --           --
Compensation expense..........................       --      --          --            95           --            --           95
Comprehensive income:
 Net income...................................       --      --          --            --        3,883            --        3,883
 Translation adjustment, net of tax effect of
   $0.........................................       --      --          --            --           --          (435)        (435)
                                                                                                                          -------
Total comprehensive income....................       --      --          --            --           --            --        3,448
                                                -------    ----     -------       -------      -------       -------      -------
Balance, July 31, 2000........................   24,151    $242     $71,554       $  (924)     $11,054       $(1,037)     $80,889
                                                =======    ====     =======       =======      =======       =======      =======

          See accompanying notes to consolidated financial statements

                    COMPUTER NETWORK TECHNOLOGY CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                     SIX MONTHS ENDED
                                                   YEARS ENDED DECEMBER 31         --------------------
                                               --------------------------------    JUNE 30,    JULY 31,
                                                 1997        1998        1999        1999        2000
                                               --------    --------    --------    --------    --------
                                                                                       (UNAUDITED)
OPERATING ACTIVITIES:
  Net income (loss)........................    $ (2,314)   $  4,729    $  4,655    $ 4,483     $  3,883
  Discontinued operations..................       2,763      (1,370)       (329)    (1,937)       2,019
  Depreciation and amortization............       6,200       7,414       9,083      4,370        5,216
  Compensation expense.....................          --          58         219        106           25
  Change in deferred taxes.................        (452)        506      (1,936)        --           --
  Changes in operating assets and
     liabilities:
     Receivables...........................      (6,772)        872      (5,872)     2,233       (5,197)
     Inventories...........................      (1,219)     (6,815)      3,489      2,559          341
     Other current assets..................        (265)        127        (804)      (769)        (875)
     Accounts payable......................       3,347         (78)      4,272        980        2,217
     Accrued liabilities...................        (777)      4,179       2,563     (1,862)       9,685
     Deferred revenue......................       2,492      (1,528)      2,636      2,229        2,653
                                               --------    --------    --------    -------     --------
     Net cash provided by continuing
       operations..........................       3,003       8,094      17,976     12,392       19,967
     Net cash provided by (used in)
       discontinued operations.............      (1,200)      2,829         789     (1,887)         613
                                               --------    --------    --------    -------     --------
          Cash provided by operating
            activities.....................       1,803      10,923      18,765     10,505       20,580
                                               --------    --------    --------    -------     --------
INVESTING ACTIVITIES:
  Additions to property and equipment......      (6,650)     (6,345)     (8,262)    (4,249)      (7,500)
  Additions to field support spares........      (1,693)     (2,198)     (2,727)    (1,089)        (847)
  Additions to purchased technology........      (1,550)       (185)         --         --           --
  Discontinued operations -- acquisition of
     business..............................     (11,412)        169          --         --           --
  Discontinued operations -- proceeds from
     sale of vision product line...........       2,000          --          --         --           --
  Discontinued operations -- additions to
     long-term assets......................      (1,237)       (547)       (507)       (91)        (110)
  Purchase of marketable securities........     (12,190)    (18,054)    (15,421)       (97)      (2,748)
  Redemption of marketable securities......      36,374      23,512       5,286         --           --
  Other....................................         652           6         327         89         (599)
                                               --------    --------    --------    -------     --------
          Cash provided by (used in)
            investing activities...........       4,294      (3,642)    (21,304)    (5,437)     (11,804)
                                               --------    --------    --------    -------     --------
FINANCING ACTIVITIES:
  Payments for repurchases of common
     stock.................................      (6,688)     (1,758)         --         --           --
  Discontinued operations -- repayment of
     debt..................................          --          --      (1,000)    (1,000)          --
  Proceeds from issuance of common stock...         701       1,645       8,570      6,218        2,235
  Repayments of obligations under capital
     leases................................        (107)       (181)       (327)       (69)        (549)
                                               --------    --------    --------    -------     --------
          Cash provided by (used in)
            financing activities...........      (6,094)       (294)      7,243      5,149        1,686
                                               --------    --------    --------    -------     --------
Effects of exchange rate changes...........         (60)          9        (306)      (341)        (245)
                                               --------    --------    --------    -------     --------
Net increase (decrease) in cash and cash
  equivalents..............................         (57)      6,996       4,398      9,876       10,217
Cash and cash equivalents -- beginning of
  period...................................       4,847       4,790      11,786     11,786        7,974
                                               --------    --------    --------    -------     --------
Cash and cash equivalents -- end of
  period...................................    $  4,790    $ 11,786    $ 16,184    $21,662     $ 18,191
                                               ========    ========    ========    =======     ========

          See accompanying notes to consolidated financial statements

                    COMPUTER NETWORK TECHNOLOGY CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1997, 1998, AND 1999
         (INFORMATION AS OF JULY 31, 2000 AND FOR THE SIX MONTHS ENDED
                 JUNE 30, 1999 AND JULY 31, 2000 IS UNAUDITED)
              (TABULAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

     Computer Network Technology Corporation is a leading worldwide provider of high-performance Storage Area Networking (SAN) solutions, Enterprise Application Integration (EAI) tools, and world class services.

DISCONTINUED OPERATIONS

     The Company has determined that it will proceed with a divestiture of its Enterprise Integration Solutions Division. Accordingly, the Enterprise Integration Solutions Division has been accounted for as discontinued operations in the accompanying financial statements.

PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of Computer Network Technology Corporation and its subsidiaries (together, the Company). All significant intercompany balances and transactions are eliminated in consolidation.

INTERIM FINANCIAL STATEMENTS

     The accompanying unaudited financial statements as of July 31, 2000 and for the six months ended June 30, 1999 and July 31, 2000 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal, recurring accruals) considered necessary for a fair presentation have been included. Results for the interim period are not necessarily indicative of results for an entire year.

     On January 12, 2000, the Company changed its fiscal year end to January 31, from December 31. The Company believes that the six months ended June 30, 1999 provide a meaningful comparison to the first half of fiscal 2000. There are no factors, of which the Company is aware, seasonal or otherwise, that would impact the comparability of information or trends, if results for the six months ended July 31, 1999 were presented in lieu of results for the six months ended June 30, 1999.

REVENUE RECOGNITION

     Revenue from product sales is generally recognized by the Company upon shipment or signed customer acceptance depending on the terms of the contract or purchase order. Revenue from software sales is recognized in accordance with American Institute of Certified Public Accountants Statement of Position (SOP) 97-2, "Software Revenue Recognition", and SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition With Respect to Certain Transactions". Service fees are recognized as revenue when earned, which is generally on a straight-line basis over the contracted service period. Deferred revenue primarily consists of the unearned portion of service agreements billed in advance to customers.

     In December 1999, the SEC staff issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB 101). SAB 101 summarizes certain of the SEC staff's view in applying

                    COMPUTER NETWORK TECHNOLOGY CORPORATION
generally accepted accounting principles to revenue recognition in financial statements. The Company is currently analyzing whether SAB 101 will have any impact on its financial statements. SAB 101 is effective for the Company for the quarter ending January 31, 2001.

CASH EQUIVALENTS

     The Company considers investments in highly liquid debt securities having an initial maturity of three months or less to be cash equivalents.

MARKETABLE SECURITIES

     If significant, unrealized gains and losses on available-for-sale securities are excluded from earnings and are reflected as a separate component of shareholders' equity. Unrealized gains and losses on trading securities are included in earnings.

INVENTORIES

     Inventories are stated at the lower of cost (determined on a first in, first out basis) or market.

PROPERTY AND EQUIPMENT

     Property and equipment owned by the Company is carried at cost and depreciated using the straight-line method over three to eight years. Leasehold improvements are amortized using the straight-line method over the terms of the respective leases. Expenditures for repairs and maintenance are charged to expense as incurred.

FIELD SUPPORT SPARES

     Field support spares are carried at cost and depreciated using the straight-line method over three years.

GOODWILL AND OTHER INTANGIBLES

     Goodwill represents the excess of purchase price over the fair value of net assets acquired and is amortized using the straight-line method over periods ranging from five to twenty years. Purchased technology and other identifiable intangible assets are carried at cost and amortized using the straight-line method over periods ranging from two to seven years.

     The Company assesses the potential impairment of its goodwill and other intangible assets based on anticipated cash flows from operations.

ALLOWANCE FOR RETURNS AND CREDIT LOSSES

     An allowance is made for potential returns and uncollectible accounts based on current and historical experience. The allowance for returns and credit losses at December 31, 1998 and 1999 was $1,225,000 and $959,000, respectively.

ENGINEERING AND DEVELOPMENT

     The Company accounts for engineering and development costs in accordance with Statement of Financial Accounting Standards No. 86 "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed" (SFAS No.
86). The Company has expensed all engineering and development costs to date, as costs which meet the capitalization criteria outlined in SFAS No. 86 have not been significant.

                    COMPUTER NETWORK TECHNOLOGY CORPORATION

FOREIGN CURRENCY

     The financial statements of the Company's international subsidiaries have been translated into U.S. dollars in accordance with the provisions of Statement of Financial Accounting Standards No. 52 "Foreign Currency Translation" (SFAS No
52). Under SFAS No. 52, assets and liabilities are translated into U.S. dollars at year-end exchange rates, while equity accounts are translated at historical rates. Income and expenses are translated at the average exchange rates during the year. The resulting translation adjustments are recorded as a separate component of shareholders' equity.

     The Company is exposed to market risks related to fluctuations in foreign exchange rates because some sales transactions, and the assets and liabilities of its foreign subsidiaries, are denominated in foreign currencies. As of December 31, 1999, the Company has hedged a portion of its risk by purchasing forward exchange contracts for 950,000 British pounds sterling that settle at various times through February 15, 2000. Gains and losses from transactions denominated in foreign currencies and forward exchange contracts are included in net income (loss).

     The Company recognized foreign currency transaction losses in 1997 and 1999 of $45,000 and $196,000, respectively. The Company recognized a foreign currency transaction gain in 1998 of $110,000.

INCOME TAXES

     Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

STOCK COMPENSATION PLANS

     The Company accounts for its stock based compensation awards in accordance with Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" (APB No. 25) and provides the footnote disclosures required by Statement of Financial Accounting Standards No. 123 "Accounting for Stock Based Compensation" (SFAS No. 123).

RECLASSIFICATIONS

     Certain prior year amounts have been reclassified to conform to the current year presentation.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

NET INCOME (LOSS) PER SHARE

     Basic net income (loss) per share is computed based on the weighted average number of common shares outstanding, while diluted net income (loss) per share is computed based on the weighted average number of common shares outstanding plus potential dilutive shares of common stock. Potential dilutive shares of common stock include stock options which have been granted to employees and directors and awards under the employee stock purchase plan.

                    COMPUTER NETWORK TECHNOLOGY CORPORATION

COMPREHENSIVE INCOME

     Comprehensive income consists of the Company's net income (loss) and foreign currency translation adjustment and is presented in the consolidated statement of shareholders' equity and comprehensive income.

(2) COMPONENTS OF SELECTED BALANCE SHEET ACCOUNTS

                                                                 DECEMBER 31
                                                              ------------------     JULY 31,
                                                               1998       1999         2000
                                                              -------    -------    -----------
                                                                                    (UNAUDITED)
Inventories:
  Components and subassemblies..............................  $ 9,125    $ 8,661     $ 11,486
  Work in process...........................................    3,984      3,109        3,301
  Finished goods............................................    4,805      2,655        3,602
                                                              -------    -------     --------
                                                              $17,914    $14,425     $ 18,389
                                                              =======    =======     ========
Property and equipment:
  Machinery and equipment...................................  $20,909    $25,415     $ 29,662
  Office and data processing equipment......................   15,136     18,761       22,073
  Furniture and fixtures....................................    1,547      2,221        3,283
  Leasehold improvements....................................    2,090      2,264        1,398
                                                              -------    -------     --------
                                                               39,682     48,661       56,416
  Less accumulated depreciation and amortization............   24,867     31,132       33,415
                                                              -------    -------     --------
                                                              $14,815    $17,529     $ 23,001
                                                              =======    =======     ========
Field support spares:
  Field support spares......................................  $13,584    $16,311     $ 18,264
  Less accumulated depreciation.............................   10,274     12,432       14,325
                                                              -------    -------     --------
                                                              $ 3,310    $ 3,879     $  3,939
                                                              =======    =======     ========
Goodwill and other intangibles:
  Purchased technology......................................  $ 1,665    $ 1,665     $  1,665
  Goodwill..................................................      866        866          866
                                                              -------    -------     --------
                                                                2,531      2,531        2,531
  Less accumulated amortization.............................      583      1,309        1,516
                                                              -------    -------     --------
                                                              $ 1,948    $ 1,222     $  1,015
                                                              =======    =======     ========
Accrued liabilities:
  Compensation..............................................  $ 5,889    $ 5,949     $  8,426
  Income taxes..............................................    3,725      1,049        2,550
  Abandoned facility........................................       --      1,331          937
  Other.....................................................    2,486      1,681        3,904
                                                              -------    -------     --------
                                                              $12,100    $10,010     $ 15,817
                                                              =======    =======     ========

                    COMPUTER NETWORK TECHNOLOGY CORPORATION

(3) MARKETABLE SECURITIES

     The Company's investments in marketable securities are summarized as follows:

                                                                 DECEMBER 31
                                                              ------------------
                                                               1998       1999
                                                              -------    -------
          Corporate debt securities.........................  $    --    $10,319
          Standard & Poors 500 stock price index fund.......      576        392
                                                              -------    -------
                                                              $   576    $10,711
                                                              =======    =======

     At December 31, 1998 and 1999, available-for-sale securities consist of investments in corporate debt securities of $0 and $10,319,000, respectively. The amount of gross unrealized gains and losses with respect to investments in available-for-sale securities at December 31, 1998 and 1999 was not significant. The Company realized no significant gains or losses with respect to available-for-sale securities during the three-year period ended December 31, 1999. Proceeds from the sale of available-for-sale securities in 1997, 1998 and 1999 were $26,252,000, $8,093,000 and $984,000, respectively. At December 31,
1999, the Company's investments in available for sale securities have contractual maturities of six months or less.

     The Company's trading securities consist of a mutual fund investment that seeks to provide a return corresponding to the Standard & Poors 500 stock price index. The Company intends to use any gain or loss from this investment to directly offset the investment gain or loss owed to participants under the Company's executive deferred compensation plan. The amount of unrealized holding gains (losses) with respect to trading securities included in net income (loss) for 1997, 1998 and 1999 was $0, $0 and $112,000, respectively.

(4) DISCONTINUED OPERATIONS

     The Company has determined that it will proceed with a divestiture of its Enterprise Integration Solutions Division. Accordingly, the Enterprise Integration Solutions Division has been accounted for as a discontinued operation in the accompanying financial statements. The Enterprise Integration Solutions Division develops and sells EAI software that automates the integration of computer software applications, and business workflow processes, as well as our traditional server gateways and tools, which enable multiple desktop computers and mainframe terminals to communicate with one another. Management estimates that the disposition of this business segment will not result in a loss. Summary financial information for the discontinued operations was as follows:

     Condensed Consolidated Statements of Operations of Discontinued Operations:

                                                   YEARS ENDED DECEMBER 31      SIX MONTHS ENDED
                                                 ---------------------------   -------------------
                                                                               JUNE 30,   JULY 31,
                                                  1997      1998      1999       1999       2000
                                                 -------   -------   -------   --------   --------
                                                                                   (UNAUDITED)
Revenue........................................  $17,646   $30,514   $25,704   $15,032    $ 8,065
                                                 =======   =======   =======   =======    =======
Income (loss) before income taxes..............  $(4,654)  $ 2,550   $   498   $ 2,934    $(3,014)
Provision (benefit) for income taxes...........   (1,891)    1,180       169       997       (995)
                                                 -------   -------   -------   -------    -------
Net income (loss) from discontinued
  operations...................................  $(2,763)  $ 1,370   $   329   $ 1,937    $(2,019)
                                                 =======   =======   =======   =======    =======

     Certain general and administrative, facility and information technology infrastructure costs that had previously been allocated to and reported in the operating results of the Enterprise Integration Solutions Division have been reallocated to continuing operations.

                    COMPUTER NETWORK TECHNOLOGY CORPORATION

     Condensed Consolidated Statements of Net Assets of Discontinued Operations:

                                                                 DECEMBER 31
                                                              -----------------    JULY 31,
                                                               1998      1999        2000
                                                              -------   -------   -----------
                                                                                  (UNAUDITED)
Receivables, net............................................  $ 6,547   $ 7,330     $ 4,633
Other current assets........................................    2,439     1,775       1,379
Goodwill and other intangibles, net.........................    2,789     2,205       1,791
Other long-term assets......................................    3,509     2,440       1,869
                                                              -------   -------     -------
     Total assets...........................................   15,284    13,750       9,672
                                                              -------   -------     -------
Debt........................................................    2,000     1,000          --
All other liabilities.......................................    4,431     3,016       4,103
                                                              -------   -------     -------
     Net assets of discontinued operations..................  $ 8,853   $ 9,734     $ 5,569
                                                              =======   =======     =======

APERTUS - DISCONTINUED OPERATIONS

     Effective October 24, 1997, the Company acquired substantially all of the assets (including in-process research and development) and assumed certain liabilities of the Internet Solutions Division of Apertus Technologies Incorporated (Apertus), a provider of Internet-to-mainframe connectivity products and Web access to legacy applications. The purchase price totaled $16,429,000 including a cash payment of $11,412,000 and assumption of $5,017,000 of liabilities and related acquisition costs. The acquisition was accounted for as a purchase and the consolidated financial statements of the Company include, as part of discontinued operations, the results of Apertus since October 24, 1997. The purchase price was allocated to the fair value of the assets and liabilities acquired as follows:

Current assets..............................................  $10,488
Property and equipment......................................    1,000
Other assets................................................      672
Identifiable intangibles and goodwill.......................    1,519
In-process research and development.........................    2,750
Current liabilities.........................................   (5,017)
                                                              -------
Cash paid...................................................  $11,412
                                                              =======

INTELLIFRAME - DISCONTINUED OPERATIONS

     Effective December 3, 1998, the Company acquired all of the outstanding stock of IntelliFrame Corporation (IntelliFrame), a start-up software and services company which develops technology for legacy systems integration with client/server and Internet technologies. The purchase price of $2,000,000 was paid in two installments of $1,000,000 each in January 1999 and 2000. The acquisition was accounted for as a purchase and the consolidated financial statements of the Company include, as part of discontinued operations, the results of IntelliFrame since December 3, 1998. The purchase price was allocated to the fair value of the assets and liabilities acquired as follows:

Net tangible assets.........................................  $  148
Identifiable intangibles and goodwill.......................   1,295
In-process research and development.........................     927
Deferred tax liability......................................    (370)
                                                              ------
Cash paid...................................................  $2,000
                                                              ======

                    COMPUTER NETWORK TECHNOLOGY CORPORATION

     Two employees, who were former shareholders of IntelliFrame, a company we acquired, will be eligible for aggregate bonus payments of up to $10,000,000 through December 31, 2001 if future revenue from specified products of the Enterprise Integration Solutions Division exceed defined targets or if certain products are sold in a transaction that does not constitute a change in control. The potential bonus payments increase to a maximum of $12,000,000 if the Company were to divest certain specified products of the division in calendar year 2000. The employees may also be entitled to bonus payments of up to an aggregate of $8.0 million (offset by bonuses previously paid) upon certain failures to market specified products of the division prior to December 31, 2001. No bonus payments were made in 1998 or 1999 in connection with this agreement.

INTEGRATION ACTIVITIES -- DISCONTINUED OPERATIONS

     Subsequent to the acquisition of Apertus in 1997, the Company decided to consolidate certain operations and recorded a charge of $2,184,000 for costs incurred to integrate existing businesses, including accruals for severance, facility closures and infrastructure integration. During the three months ended December 31, 1999, the Company determined that it would not complete a previously planned consolidation of facilities in the United Kingdom. As a result, the remaining accrual for integration activities of $430,000 was reversed and included in results from discontinued operations in the accompanying 1999 consolidated statement of operations.

     In December 1997, the Company sold the assets and technologies relating to the vision line of products acquired from Apertus for $2,000,000 in cash, plus additional payments ranging from $1,500,000 to $2,000,000, depending upon the vision product line achieving a defined future revenue target. The Company did not recognize any gain or loss upon receipt of the initial $2,000,000 cash payment. During the six months ended June 30, 1999 and July 31, 2000, the Company received additional payments, from the sale of the vision product line of $667,000 and $1,210,000, respectively, which were recognized as income and included in results from discontinued operations. There are no additional payments to be received from the sale of the vision product line.

(5) LEASES

     The Company leases all office and manufacturing space and certain equipment under noncancelable capital and operating leases. Building leases have terms ranging from one to 16 years. At December 31, 1998 and 1999, leased capital assets included in property and equipment were as follows:

PROPERTY AND EQUIPMENT:                                        1998      1999
-----------------------                                       ------    ------
Office and data processing equipment........................  $2,430    $3,027
Less accumulated amortization...............................     481     1,098
                                                              ------    ------
                                                              $1,949    $1,929
                                                              ======    ======

                    COMPUTER NETWORK TECHNOLOGY CORPORATION

     Future minimum lease payments, excluding executory costs such as real estate taxes, insurance and maintenance expense, by year and in the aggregate are as follows:

                                                                MINIMUM LEASE
                                                                 COMMITMENTS
                                                             --------------------
YEAR ENDING DECEMBER 31                                      CAPITAL    OPERATING
-----------------------                                      -------    ---------
2000.......................................................  $  878      $ 4,618
2001.......................................................     878        3,792
2002.......................................................     715        2,659
2003.......................................................     405        2,387
2004.......................................................      --        2,370
Thereafter.................................................      --       13,920
                                                             ------      -------
Total minimum lease payments...............................   2,876       29,746
Less minimum sublease income...............................      --          849
                                                             ------      -------
Net minimum lease payments.................................   2,876      $28,897
                                                                         =======
Less amounts representing interest at rates ranging from
  5.69% to 9.77%...........................................     408
                                                             ------
Present value of minimum capital lease payments............   2,468
Less current installments..................................     688
                                                             ------
Obligations under capital lease, less current
  installments.............................................  $1,780
                                                             ======

     Rent expense under noncancelable operating leases, exclusive of executory costs, for 1997, 1998, and 1999, was $2,765,000, $3,122,000 and $3,970,000,
respectively. The Company recently moved into a new leased facility for its principal office and manufacturing operations. During the three months ended December 31, 1999, the Company recognized a $1,331,000 charge for the future costs associated with a facility that was abandoned prior to expiration of the lease term.

(6) SHAREHOLDERS' EQUITY

COMMON STOCK REPURCHASE

     On March 10, 1997 the Company's board of directors authorized the repurchase of up to 2,000,000 shares of the Company's common stock. During 1997 and 1998, the Company repurchased 1,799,900 shares of its common stock for $8,446,000 pursuant to this authorization. No shares were repurchased in 1999.

RIGHTS PLAN

     On July 24, 1998 the Company's board of directors adopted a shareholders rights plan pursuant to which rights were distributed as a dividend at the rate of one preferred share purchase right for each outstanding share of common stock of the Company. The rights will expire on July 23, 2008 unless extended, earlier redeemed or exchanged by the Company.

STOCK OPTIONS AND RESTRICTED STOCK

     The Company maintains stock option and restricted stock plans (the Plans) which provide for the grant of stock options, restricted stock and stock based awards to officers, other employees, consultants, and independent contractors as determined by the compensation committee of the board of directors. A maximum of 7,430,000 shares of common stock are issuable under the terms of the Plans, of which no more than 930,000 shares may be issued as restricted stock or other stock based awards. As of

                    COMPUTER NETWORK TECHNOLOGY CORPORATION

December 31, 1999, there were 673,659 shares of common stock available for future grants under these plans.

     Restricted stock issued under the Plans is recorded at fair market value on the date of grant and generally vest over a two to four year period. Vesting for some grants may be accelerated if certain performance criteria are achieved. Compensation expense is recognized over the applicable vesting period. During 1997, 1998 and 1999, the Company issued 8,000, 81,000 and 90,250 restricted shares, respectively, having an aggregate weighted fair market value per share of $5.16, $4.81 and $16.25, respectively. Compensation expense recognized for restricted shares in 1997, 1998 and 1999 was $7,000, $81,000 and $316,000,
respectively.

     All stock options granted under the Plans have an exercise price equal to fair market value on the date of grant, vest and become exercisable over individually defined periods, generally four years, and expire ten years from the date of grant. During 1999, stock options for 800,000 shares were granted at an exercise price of $21.88 that vest and become exercisable after six years, except that vesting with respect to 50% of the options will accelerate in the event the average closing sales price of the Company's common stock exceeds 150% of the exercise price for a period of sixty consecutive trading days. Vesting with respect to 100% of the options will accelerate if the average closing sales price of the Company's common stock exceeds 200% of the exercise price for a period of sixty consecutive trading days.

     A summary of the status of the Company's outstanding stock options and related changes for each of the years in the three year period ended December 31, 1999 is presented below:

                                                   1997                   1998                   1999
                                            -------------------    -------------------    -------------------
                                                      WEIGHTED-              WEIGHTED-              WEIGHTED-
                                                       AVERAGE                AVERAGE                AVERAGE
                                                      EXERCISE               EXERCISE               EXERCISE
OPTIONS                                     SHARES      PRICE      SHARES      PRICE      SHARES      PRICE
-------                                     ------    ---------    ------    ---------    ------    ---------
Outstanding at beginning of year........     3,368      $6.19      4,321       $5.42       4,972     $ 5.63
Granted.................................     1,689       4.85      1,269        6.08       1,689      18.40
Reissued................................       310       4.94         --          --          --         --
Exercised...............................       (20)      3.80       (219)       4.66      (1,540)      5.54
Canceled................................    (1,026)      6.91       (399)       5.33        (443)     10.79
                                            ------                 -----                  ------
Outstanding at end of year..............     4,321      $5.42      4,972       $5.63       4,678     $ 9.76
                                            ======                 =====                  ======
Exercisable at end of year..............     1,707      $5.90      2,388       $5.71       1,901     $ 6.31
                                            ======                 =====                  ======
Weighted-average fair value of grants
  during the year.......................                $2.77                  $4.48                 $12.68

     The following table summarizes information about stock options outstanding at December 31, 1999:

                                                       OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
                                             ---------------------------------------    ------------------------
                                                             WEIGHTED-
                                                              AVERAGE
                                                             REMAINING     WEIGHTED-                   WEIGHTED-
                                                            CONTRACTUAL     AVERAGE                     AVERAGE
RANGE OF                                       NUMBER          LIFE        EXERCISE       NUMBER       EXERCISE
EXERCISE PRICES                              OUTSTANDING    (IN YEARS)       PRICE      EXERCISABLE      PRICE
---------------                              -----------    -----------    ---------    -----------    ---------
$ 3.50 - $ 4.99..........................       1,487           7.0         $ 4.56           774        $ 4.56
$ 5.00 - $ 7.99..........................       1,363           6.7         $ 5.88           915        $ 5.92
$ 8.00 - $14.99..........................         937           8.5         $12.40           132        $ 9.84
$15.00 - $26.00..........................         891           9.4         $21.60            80        $21.88
                                                -----                                      -----
                                                4,678                                      1,901
                                                =====                                      =====

                    COMPUTER NETWORK TECHNOLOGY CORPORATION

REALLEGACY.COM, INC. STOCK OPTIONS (UNAUDITED)

     We have issued options for the purchase of approximately 2.8 million shares of common stock in RealLegacy.com, Inc., our wholly owned subsidiary including our EAI business, to our directors and the employees and officers of RealLegacy.com, Inc. The options have an exercise price of $2.00 per share equal to their estimated fair market value on the date of grant, and have individually defined terms and vesting periods.

EMPLOYEE STOCK PURCHASE PLAN

     The 1992 Employee Stock Purchase Plan (the Purchase Plan) allows eligible employees an opportunity to purchase an aggregate of 1,100,000 shares of the Company's common stock at a price per share equal to 85% of the lesser of the fair market value of the Company's common stock at the beginning or the end of each six month purchase period. Under the terms of the Purchase Plan, no participant may acquire more than 5,000 shares of the Company's common stock or more than $2,500 in aggregate fair market value of common stock (as defined) during any six month purchase period. Common shares sold to employees under the Purchase Plan in 1997, 1998 and 1999 were 163,637, 153,163 and 86,972, respectively.

     The fair value of each purchase right granted in 1997, 1998 and 1999 was $1.66, $1.57 and $6.38, respectively.

STOCK COMPENSATION

     The Company has elected to continue to account for its plans in accordance with APB No. 25. Accordingly, no compensation cost related to stock option grants or shares sold to employees under the Employee Stock Purchase Plan has been recognized in the Company's financial statements. Had compensation cost for the Company's stock-based compensation plans been recognized consistent with the fair value method of SFAS No. 123, the Company's net income (loss) and net income (loss) per basic and diluted share would have been reduced to the pro forma amounts indicated below:

                                                        1997       1998      1999
                                                       -------    ------    ------
Net income (loss):
  As reported......................................    $(2,314)   $4,729    $4,655
  Pro forma........................................    $(3,826)   $2,580    $ (795)
Net income (loss) per share:
  As reported
     Basic.........................................    $  (.10)   $  .21    $  .20
     Diluted.......................................    $  (.10)   $  .21    $  .18
  Pro forma
     Basic.........................................    $  (.17)   $  .12    $ (.03)
     Diluted.......................................    $  (.17)   $  .11    $ (.03)

     The pro forma disclosures presented above do not reflect the full impact of stock based compensation on the Company's reported results under the recognition provisions of SFAS No. 123 because compensation expense is reflected over the vesting period of the award and compensation expense for awards granted prior to January 1, 1995 are not considered.

     In determining the compensation cost of stock option grants and shares sold to employees under the employee stock purchase plan, as specified by SFAS No. 123, the fair value of each award has been

                    COMPUTER NETWORK TECHNOLOGY CORPORATION
estimated on the date of grant using the Black-Scholes option pricing model. The weighted average assumptions used in these calculations are summarized below:

                                                        1997      1998      1999
                                                        -----     -----     -----
Risk free interest rate.............................     6.42%     5.26%     5.64%
Expected life.......................................     8.14      8.41      5.23
Expected volatility.................................    39.30%    67.50%    79.66%

(7) NET INCOME (LOSS) PER SHARE

     The components of net income (loss) per basic and diluted share are as follows:

                                                                WEIGHTED
                                               NET INCOME    AVERAGE SHARES    PER SHARE
                                                 (LOSS)       OUTSTANDING       AMOUNT
                                               ----------    --------------    ---------
1997:
  Basic....................................     $(2,314)         22,702          $(.10)
  Dilutive effect of employee stock
     purchase awards and options...........          --              --             --
                                                -------          ------          -----
  Diluted..................................     $(2,314)         22,702          $(.10)
                                                =======          ======          =====
1998:
  Basic....................................     $ 4,729          22,095          $ .21
  Dilutive effect of employee stock
     purchase awards and options...........          --             477             --
                                                -------          ------          -----
  Diluted..................................     $ 4,729          22,572          $ .21
                                                =======          ======          =====
1999:
  Basic....................................     $ 4,655          23,137          $ .20
  Dilutive effect of employee stock
     purchase awards and options...........          --           2,681           (.02)
                                                -------          ------          -----
  Diluted..................................     $ 4,655          25,818          $ .18
                                                =======          ======          =====

                    COMPUTER NETWORK TECHNOLOGY CORPORATION

(8) INCOME TAXES

     The components of income from continuing operations before income taxes and income tax expense (benefit) for each of the years in the three-year period ended December 31, 1999 consists of the following:

                                                  1997       1998      1999
                                                 -------    ------    -------
Income from continuing operations before income
  taxes:
  U.S. ........................................  $   763    $4,251    $ 6,356
  Foreign......................................       (2)      838        199
                                                 -------    ------    -------
       Total...................................  $   761    $5,089    $ 6,555
                                                 =======    ======    =======
Income tax provision:
  Current:
     U.S. .....................................  $   685    $  693    $ 3,356
     Foreign...................................       --       277         60
     State.....................................       79       254        749
                                                 -------    ------    -------
       Total current...........................      764     1,224      4,165
                                                 -------    ------    -------
  Deferred:
     U.S. .....................................     (358)      453     (1,525)
     State.....................................      (94)       53       (411)
                                                 -------    ------    -------
       Total deferred..........................     (452)      506     (1,936)
                                                 -------    ------    -------
Total income tax expense.......................  $   312    $1,730    $ 2,229
                                                 =======    ======    =======

     The reconciliation of the statutory federal tax rate and the effective tax rate for each of the years in the three-year period ended December 31, 1999 is as follows:

                                                        1997     1998    1999
                                                        -----    ----    ----
Statutory tax rate....................................   34.0%   34.0%   34.0%
Increase (decrease) in taxes resulting from:
  State taxes, net of federal tax benefit.............    1.3     4.0     3.4
  Foreign sales corporation...........................  (35.0)   (6.3)   (5.3)
  Meals and entertainment.............................   11.8     1.2     1.1
  Change in valuation allowance.......................   28.1      --      --
  Other...............................................     .8     1.1      .8
                                                        -----    ----    ----
Total.................................................   41.0%   34.0%   34.0%
                                                        =====    ====    ====

                    COMPUTER NETWORK TECHNOLOGY CORPORATION

     The tax effects of temporary differences that give rise to significant portions of the Company's deferred tax assets and (liabilities) as of December 31, 1998 and 1999 was as follows:

                                                               DECEMBER 31
                                                            -----------------
                                                             1998      1999
                                                            ------    -------
Deferred tax assets:
  Inventory...............................................  $  993    $ 1,556
  Accrued compensation....................................     808        847
  Property and equipment..................................     848        869
  Reserves for bad debts and sales returns................     258        135
  Foreign net operating loss carryforwards................     410        410
  Federal and state tax credits...........................     373      1,083
  Federal and state net operating loss carryforwards......      --        118
  Abandoned facility......................................      --        512
  Other...................................................     491        648
                                                            ------    -------
  Total gross deferred tax assets.........................   4,181      6,178
  Valuation allowance.....................................    (410)      (410)
                                                            ------    -------
          Net deferred tax assets.........................   3,771      5,768
                                                            ------    -------
Deferred tax liabilities:
  Other...................................................    (222)      (283)
                                                            ------    -------
  Total gross deferred tax liabilities....................    (222)      (283)
                                                            ------    -------
          Net deferred tax assets.........................  $3,549    $ 5,485
                                                            ======    =======

     The Company recorded a valuation allowance at December 31, 1998 and 1999 of $410,000 for the tax benefits associated with certain losses incurred from foreign operations. At December 31, 1999, the Company had net operating loss and credit carryforwards available for federal tax purposes of approximately $1,558,000 and $483,000, respectively, which will expire during the years 2001 through 2019.

     The Company has assessed its taxable earnings history and prospective future taxable income. Based on this assessment, management has determined that it is more likely than not that its net deferred tax assets will be realized in future periods. The Company may be required to provide a valuation allowance for this asset in the future if it does not generate sufficient taxable income as planned.

(9) SUCCESS SHARING BONUS PLAN

     The Company's Success Sharing Bonus Plan provides a formula for determination of cash bonus payments to eligible employees based on a defined percentage of a participant's qualifying base compensation multiplied by the CNT Performance Factor (CPF). The CPF is derived from a matrix formulated by the board of directors with axes consisting of defined levels of revenue growth and pre-tax profit.

     The success sharing bonus expense for 1997, 1998, and 1999 was $43,000, $1,673,000, and $420,000 respectively.

(10) 401(k) AND DEFERRED COMPENSATION PLANS

     The Company has a 401(k) salary savings plan which covers substantially all of its employees. The Company matches 100% of a participant's annual plan contributions up to an annual maximum per participant of $1,500 which vests over a four year period.

                    COMPUTER NETWORK TECHNOLOGY CORPORATION

     The Company has also established an executive deferred compensation plan for selected key employees which allows participants to defer a substantial portion of their compensation each year. The Company matches 20% of a participant's annual plan contributions up to an annual maximum per participant of $10,000. Matching contributions vest over a four year period from the later of July 1, 1997 or the participant's date of hire. In addition, the Company provides participants with an annual earnings credit based on the investment indexes selected by the participant prior to the start of each plan year.

     The Company's expense under the 401(k) and deferred compensation plans for 1997, 1998 and 1999 was $380,000, $570,000 and $470,000, respectively.

(11) SEGMENT INFORMATION

     Information with respect to the Company's foreign operations is summarized as follows:

                                                                  YEAR ENDED DECEMBER 31
                                                              -------------------------------
                                                               1997        1998        1999
                                                              -------    --------    --------
Revenue:
  United States.............................................  $56,750    $ 69,655    $ 82,494
  United Kingdom............................................    6,243       9,596      13,402
  France....................................................    1,763       5,479       4,348
  Other.....................................................   15,439      18,291      25,745
                                                              -------    --------    --------
          Total.............................................  $80,195    $103,021    $125,989
                                                              =======    ========    ========
Long -- Lived Assets (end of year):
  United States.............................................  $16,272    $ 18,454      21,464
  United Kingdom............................................      781       1,049         901
  Other.....................................................      265         570         265
                                                              -------    --------    --------
          Total.............................................  $17,318    $ 20,073    $ 22,630
                                                              =======    ========    ========

     Revenue has been attributed to the country where the end-user customer is located.

     No single customer accounted for more than 10% of the Company's total revenue in 1997, 1998 or 1999.

(12) NONCASH FINANCING AND INVESTING ACTIVITIES AND SUPPLEMENTAL CASH FLOW INFORMATION

     Cash payments for interest expense in 1997, 1998, and 1999 were $57,000, $79,000, and $222,000, respectively.

     Cash payments for income taxes, net of refunds received, in 1997, 1998 and 1999 were $986,000, $331,000 and $2,116,000, respectively.

     During 1997, 1998, and 1999, the Company entered into capital lease obligations for equipment valued at $989,000, $1,441,000 and $653,000, respectively.

(13) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair values of financial instruments:

     The carrying amount for cash and cash equivalents, marketable securities, accounts receivable and long-term obligations approximates fair value because of the short maturity of those instruments.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       COMPUTER NETWORK TECHNOLOGY CORPORATION



Dated: September 21, 2000              By: /s/ Gregory T. Barnum
                                           -----------------------------------
                                           Name:  Gregory T. Barnum
                                           Title: Chief Financial Officer

                                  EXHIBIT INDEX



--------------------------------------------------------------------------------
EXHIBIT               DESCRIPTION
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
12.1                  Statement Regarding Computation of Ratios for the Year
                      Ended  December 31, 1999 and Prior Years
--------------------------------------------------------------------------------
23.1                  Consent of KPMG LLP
--------------------------------------------------------------------------------